                                                                     Exhibit 2.3

                            DATED 19TH FEBRUARY, 2004

                          (1) BRIGHTPOINT HOLDINGS B.V.

                     (2) CELTIC TELECOM CONSULTANTS LIMITED

                     AGREEMENT FOR THE SALE AND PURCHASE OF

                       the entire issued share capital in

                          BRIGHTPOINT (IRELAND) LIMITED

                                   ARTHUR COX
                                Earlsfort Centre
                                Earlsfort Terrace
                                    Dublin 2

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                                    CONTENTS

CLAUSE                                                                                                        PAGE
1        DEFINITIONS AND INTERPRETATION.....................................................................    1
2        SALE AND PURCHASE..................................................................................    7
3        CONSIDERATION......................................................................................    7
4        COMPLETION.........................................................................................    9
5        WARRANTIES.........................................................................................   12
6        LIMITATIONS ON THE SELLER'S LIABILITY..............................................................   13
7        WARRANTY CLAIMS....................................................................................   16
8        INDEMNITIES........................................................................................   17
9        TRADE MARK LICENCE.................................................................................   18
10       POST COMPLETION MATTERS............................................................................   18
11       CONFIDENTIAL INFORMATION...........................................................................   19
12       USE OF INTELLECTUAL PROPERTY RIGHTS................................................................   20
13       FURTHER UNDERTAKINGS BY SELLER.....................................................................   20
15       ASSIGNMENT.........................................................................................   22
16       ANNOUNCEMENTS......................................................................................   23
17       COSTS..............................................................................................   23
18       FURTHER ASSURANCE..................................................................................   23
19       GENERAL............................................................................................   23
20       NOTICES............................................................................................   24
21       DISPUTE RESOLUTION.................................................................................   24
22       GOVERNING LAW......................................................................................   25
23       ENTIRE AGREEMENT...................................................................................   25
24       COUNTERPARTS.......................................................................................   26

SCHEDULE 1
Information concerning the Company..........................................................................   27

SCHEDULE 2
Items for delivery by the Seller at Completion..............................................................   28

SCHEDULE 3
Warranties..................................................................................................   30

SCHEDULE 3A
Buyer's Warranties..........................................................................................   82

SCHEDULE 4
Property....................................................................................................   83

SCHEDULE 5
Due Diligence Document Delivery Log.........................................................................   84

SCHEDULE 6

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
Pro Forma Completion Balance Sheet..........................................................................   85

SCHEDULE 7
Nextel Inventory............................................................................................   86

AGREED FORM DOCUMENTS

1.  Tax Deed

2.  Disclosure Letter

3.  Trade Mark Licence

4.  Lease Guarantee, Rent Deposit and Indemnity Agreement

THIS AGREEMENT is made on 19th February, 2004 BETWEEN:

(1) BRIGHTPOINT HOLDINGS B.V., a company incorporated in the Netherlands and having its registered office at Rokin 55, 1012 KK Amsterdam, The Netherlands (the "SELLER"); and

(2) CELTIC TELECOM CONSULTANTS LIMITED a company incorporated in Ireland under registration number 332315 having its registered office at Unit 20/21 Finglas Business Park, Finglas, Dublin 11 (the "BUYER");

BACKGROUND:

(A)      The Seller is the legal and beneficial owner of the Shares.

(B) The Seller has agreed to sell and the Buyer has agreed to purchase the Shares on the terms and subject to the conditions of this Agreement.

(C)      The Shares represent the entire issued share capital of the Company.

IT IS AGREED as follows:

1.       DEFINITIONS AND INTERPRETATION

         1.1 In this Agreement the following expressions shall have the following meanings namely:

                  "1963 ACT" means the Companies Act, 1963;

                  "1990 ACT" means the Companies Act, 1990;

                  "1999 ACT" means the Companies (Amendment) Act, 1999;

                  "1999 NO. 2 ACT" means the Companies (Amendment) (No. 2) Act, 1999;

                  "2001 ACT" means the Company Law Enforcement Act 2001;

                  "ACCOUNTING REQUIREMENTS" means the Companies Acts, 1963 to 2003 and the European Communities (Companies' Group Accounts) Regulations 1992 and generally accepted accounting standards, principles and practices in Ireland and all applicable Statements of Standard Accounting Practice, and all applicable Financial Reporting Standards issued by the Accounting Standards Board and all applicable Auditing Standards, Auditing Guidelines and other pronouncements issued or made from time to time by the Auditing Practices Committee or the Auditing Practices Board;

                  "ACCOUNTS" means the audited balance sheet as at the Last Accounting Date and the audited profit and loss account for the period ended on the Last Accounting

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                  Date of the Company together with the related directors'
                  reports and auditors' reports and includes all notes and other documents annexed thereto in accordance with any legal requirement or otherwise;

                  "AFFILIATES" means any holding company or subsidiary of the person in question, and "holding company" and "subsidiary" have the meaning given in section 155 of the 1963 Act;

                  "AGREEMENT" means this agreement and the schedules hereto;

                  "BRIGHTPOINT TRADEMARK" means the trade mark "Brightpoint" registered with European Community Trade Mark Registration Numbers 00514927 and 001078302;

                  "BUSINESS" means the distribution of wireless handsets and accessories, and mobile telecommunications devices in Ireland;

                  "BUSINESS DAY" means a day other than a Saturday or Sunday or public holiday in Ireland;

                  "BUYER'S SOLICITORS" means Arthur Cox of Earlsfort Centre, Earlsfort Terrace, Dublin 2;

                  "COMPANY" means Brightpoint (Ireland) Limited, particulars of which are set out in Schedule 1 hereto;

                  "COMPLETION" means completion of the sale and purchase of the Shares in accordance with this Agreement;

                  "COMPLETION BALANCE SHEET" means the balance sheet of the Company prepared in accordance with the terms of clause y3 of this Agreement, a draft of which is attached at Schedule 6;

                  "COMPLETION DATE" means 19th  February, 2004;

                  "CONNECTED PERSON" and "CONNECTED" means a person who would be connected with another person for the purposes of Section 26 of the Companies Act, 1990 if that other person was a director of a company;

                  "CONFIDENTIAL INFORMATION" means all information not at present in the public domain used in or otherwise directly relating to the Business of the Company in the Territory including, without limitation, information relating to:

                  (a) the marketing of any products or services including, without limitation, customer names and lists and any other details of customers, sales targets, sales statistics, market share statistics, prices and market research reports and surveys; and

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                  (b)      future projects, business development or planning,
                           commercial relationships and negotiations

                  but excluding information which relates to the business and operations of the Seller and its Affiliates outside the Territory;

                  "CONSIDERATION" means the Initial Consideration (which is subject to adjustment in accordance with clause 3.11) and the Excess (if any) payable pursuant to clause 3.12;

                  "DISCLOSURE BUNDLE" means the documents listed in Appendix A to the Disclosure Letter;

                  "DISCLOSURE LETTER" means the letter of today's date from the Seller to the Buyer in relation to the Warranties and all documents attached to it;

                  "DUE DILIGENCE DOCUMENT DELIVERY LOG" means the documents furnished by the Seller to the Buyer for the purposes of due diligence, as set out at Schedule 5;

                  "ENCUMBRANCE" means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, any other encumbrance or security interest of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect;

                  "EURIBOR" means:

                  (a) the percentage rate per annum equal to the offered quotation which appears on the page of the Telerate Screen which displays an average rate of the Banking Federation of the European Union for the euro (currently page 2480) for six months EURIBOR at 11.00am (Brussels time) on the quotation date or, if such page or service ceases to be available, such other page or other service for the purpose of displaying an average rate of the Banking Federation of the European Union agreed by the parties; or

                  (b) if no quotation for the relevant period is displayed and the parties have not agreed an alternative service on which a quotation is displayed, the arithmetic mean (rounded upwards to four decimal places) of the rates at which each of the Reference Banks was offering to prime banks in the European interbank market deposits in the euro of an equivalent amount for such period at 11.00am (Brussels time) on the quotation date;

                  "EURO" OR "EUR" means the currency unit of the participating Member States of the European Union as defined in Recital (2) of Council Regulation 974/98/EC on the introduction of the euro;

                  "EXPERT" means an independent chartered accountant being a member for the time being of the Institute of Chartered Accountants of Ireland;

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                  "INDEMNITIES" means the indemnities set out in clauses 8,
                  10.4 and 10.5;

                  "INFORMATION" means the information and documents included in the Disclosure Bundle and the Due Diligence Document Delivery Log;

                  "INFORMATION TECHNOLOGY" means all computer systems, communication systems, software and hardware owned or licensed by or to the Company;

                  "INITIAL CONSIDERATION" means EUR1,158,000;

                  "INTELLECTUAL PROPERTY" means trade marks, service marks, copyrights (including copyright in computer programs) database rights, Know-how and Confidential Information, enforceable in the Territory (whether or not the same are registered or capable of registration) which are reasonably necessary to operate the Business in the ordinary course and all applications for, or for the protection of, any of the foregoing;

                  "INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property used, or required to be used, by the Company in, or in connection with, the Business in the Territory;

                  "INTEREST RATE" means EURIBOR plus 3% per annum;

                  "KNOW-HOW" means all information and techniques (not publicly known) owned by the Company or used, or required to be used, by the Company in, or in connection with, the Business in the Territory, held in any form (including, without limitation, paper, electronically stored data, magnetic media, film and microfilm) including, without limitation, that comprised in or derived from drawings, data, reports, project reports, formulae, specifications, testing procedures, test results, component lists, instructions, manuals, brochures, catalogues and process descriptions, market forecasts, lists and particulars of customers and suppliers but excluding information which relates solely to the business and operations of the Seller and its Affiliates outside the Territory;

                  "LAST ACCOUNTING DATE" means 31st December, 2003;

                  "LEASE GUARANTEE, RENT DEPOSIT AND INDEMNITY AGREEMENT" means the Lease Guarantee, Rent Deposit and Indemnity Agreement in the agreed form between the Buyer, Seller and Barry Napier;

                  "LEASES" means (i) the Lease by and among Peter Lyons, Brightpoint, Inc. and the Company with respect to Unit Number 6 Oak Court, Western Business Park, Dublin; (ii) the Lease by and between Peter Lyons and the Company with respect to Unit Number 5 Oak Court, Western Business Park, Dublin; and (iii) the Lease by and between Peter Lyons the Company with respect to Unit Number 4 Oak Court, Western Business Park, Dublin;

                  "MANAGEMENT ACCOUNTS" means the unaudited profit and loss account and balance sheet of the Company for the accounting period beginning on the next day following the Last Accounting Date and ended on 31st January, 2003 and attached to the Disclosure Letter;

                  "NET ASSET VALUE" means the net asset value of the Company as at the Completion Date as set out in the Completion Balance Sheet;

                  "NEXTEL INVENTORY" means the items listed in Schedule 7 and in the possession of the Company on the Completion Date;

                  "NOKIA GUARANTEE" the guarantee dated 6th August, 2002 given by Brightpoint Inc. in respect of a Distribution Agreement dated 6th August, 2002 between Brightpoint (Ireland) Limited and Nokia (Ireland) Limited;

                  "PHONEPAK DEBT" means the amount of EUR1,777,727.20 owed to the Company by PhonePak Corporate Limited as at the Completion Date;

                  "PLANNING ACTS" means the Local Government (Planning & Development) Acts 1963 to 1999, the Planning & Development Acts 2000 and 2001, the Building Control Act 1990 and any statutory modification or re-enactment thereof for the time being in force and any regulations or orders for the time being made thereunder;

                  "PROPERTY" means the property or properties short particulars of which are set out in Schedule 4 and includes an individual property and a part of an individual property;

                  "PROPERTY SCHEDULE" means Schedule 4;

                  "REFERENCE BANKS" means the principal Dublin offices of Allied Irish Banks, Bank of Ireland and Ulster Bank or such other banks agreed between the parties from time to time;

                  "SHARES" means the entire issued share capital of the Company which is to be purchased by the Buyer under the terms of this Agreement;

                  "TAX" and "TAXATION" means all forms of taxation, duties, imposts and levies and includes (without limiting the generality of the foregoing) corporation tax, corporation profits tax, advance corporation tax ("ACT"), capital gains tax, development land tax, rates, water rates, capital transfer tax, inheritance tax, gift tax, capital acquisitions tax, residential property tax, value added tax, income tax, dividend withholding tax, pay related social insurance ("PRSI"), national insurance contributions, amounts due under the PAYE or PRSI system, income or other levies, customs and excise duties any other import or export duties, stamp duty, stamp duty reserve tax, companies capital duty, tax on turnover or profits, sales tax, and any other amounts corresponding thereto and all other taxes, rates, levies, fines, duties or other fiscal impositions of any kind whatsoever, whether imposed by government, municipal or local authority or otherwise, or other sums paid in respect of Tax or Taxation (including in particular but without derogating from the generality of the foregoing any interest, fine, charge, surcharge or penalty) whether arising under the laws of Ireland or those of any other jurisdiction and whether incurred as principal, agent, trustee, indemnitor or otherwise, and regardless of whether such taxes, penalties, charges, levies, fines, surcharges and interest are directly or primarily chargeable against or attributable to the Company or any other person, firm or company and whether or not the Buyer or the Company is or may be entitled to claim reimbursement thereof from any other person or persons;

                  "TAX AUTHORITY" and "TAXATION AUTHORITY" means the Revenue Commissioners, and any other local, municipal, governmental, state, federal or other fiscal authority or body anywhere in the world;

                  "TAX DEED" means the deed of tax covenant in the agreed form between the Seller, the Buyer and the Company;

                  "TAX WARRANTIES" means the warranties contained in paragraph 6 of Schedule 3;

                  "TCA" means Taxes Consolidation Act, 1997;

                  "TERRITORY" means the island of Ireland;

                  "TRADE MARK LICENCE" means the licence in the agreed form referred to in clause 9;

                  "WARRANTIES" means the representations and warranties contained in Schedule 3 and "Warranty" means any of them.

         1.2      In this Agreement:

                  (a) words and expressions which are defined in the Companies Acts 1963 to 2001 (the "Companies Acts") shall have the same meanings as are ascribed to them in the Companies Acts;

                  (b) a document in the "agreed form" is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of the parties thereto;

                  (c) a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision before the date of this Agreement;

                  (d) persons includes a reference to any body corporate, unincorporated association or partnership;

                  (e) a person includes a reference to that person's legal personal representatives and successors;

                  (f) a clause, Paragraph or Schedule, unless otherwise specified, is a reference to a clause, paragraph of or schedule to this Agreement;

                  (g) reference to writing or similar expressions includes, unless otherwise specified, transmission by telecopier or comparable means of communication; and

                  (h) any reference to a statutory provision shall be construed as a reference to the laws of Ireland unless otherwise specified.

         1.3 The headings in this Agreement shall not affect the interpretation of this Agreement.

         1.4 Unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the masculine include the feminine, and words importing persons include corporations.

         1.5 A reference in clause 5 and Schedule 3 to a person's knowledge, information, belief or awareness is deemed to include knowledge, information, belief or awareness which the person would have had if the person had made all usual and reasonable enquiries, save that this shall not require the Seller to make enquiries of former employees of the Company.

2.       SALE AND PURCHASE

         2.1 The Seller agrees to sell as beneficial owner and the Buyer shall purchase the Shares free from all Encumbrances together with all rights of any nature whatsoever now or after the date of this Agreement attaching or accruing to them.

         2.2 The Seller waives and shall procure that there will be waived before Completion, all rights of pre-emption and other restrictions on transfer over the Shares conferred on it or any other person under the articles of association of the Company or otherwise.

3.       CONSIDERATION

         3.1 The consideration for the Shares is the payment by the Buyer to the Seller of:

                  (a) the Initial Consideration on the Completion Date (which is subject to adjustment in accordance with clause 3.11); and

                  (b)      the Excess (if any) payable pursuant to clause 3.12.

         3.2 As soon as possible after Completion, and in any event within 15 Business Days of Completion, the Seller shall prepare and deliver to the Buyer a draft

                  Completion Balance Sheet of the Company as at the Completion Date in substantially the format set out in Schedule 6.

         3.3 The Completion Balance Sheet shall be prepared upon the same accounting principles and bases as were applied in the preparation of the Company's statutory accounts for the Company's financial year ending on the Last Accounting Date.

         3.4 The Buyer shall review the draft Completion Balance Sheet and, within 10 Business Days of receipt, confirm to the Seller in writing whether or not it agrees with the draft Completion Balance Sheet, giving written details of any matters in dispute.

         3.5 If (i) the Buyer confirms its agreement with the draft Completion Balance Sheet (either as presented to it or as adjusted by the Seller and the Buyer), or (ii) the Buyer fails to give notice to the Seller in accordance with clause 3.4, then such draft Completion Balance Sheet shall constitute the Completion Balance Sheet for the purposes of this Agreement and be final and binding on the parties to this Agreement.

         3.6 If the Buyer is unable to agree with part or all of the draft Completion Balance Sheet, it shall give notice to the Seller in accordance with clause 3.4. If the Seller and the Buyer are unable to agree the matters in dispute within 10 Business Days of the Buyer notifying the Seller of the matter in dispute, either the Seller or the Buyer may refer the dispute to the Expert appointed by the Seller and the Buyer jointly or, in default of agreement as to such appointment within 10 Business Days of one of them notifying the other of its wish to appoint an Expert, by the President for the time being of the Institute of Chartered Accountants of Ireland on the application of either of them, provided such Expert shall be an accountant employed by either Deloitte & Touche, KPMG or PricewaterhouseCoopers. The Expert shall act as an expert and not as an arbitrator and the Arbitration Acts 1954-1998 will not apply.

         3.7 The parties shall use reasonable endeavours to procure that the Expert shall make and communicate his decision to the Seller and the Buyer within 15 Business Days of appointment and such decision shall be final and binding on the parties to this Agreement (in the absence of manifest error).

         3.8 Following settlement of any such matter which the Buyer shall have disputed (whether by agreement pursuant to clause 3.5, as determined by the Expert under clause 3.7 or otherwise by agreement between the Seller and the Buyer), the Completion Balance Sheet shall be finalised in accordance with that settlement and shall constitute the Completion Balance Sheet for the purposes of this agreement and shall be final and binding on the parties to this Agreement.

         3.9 The Seller and the Buyer shall each give the other (and their respective accountants for the time being) or the Expert, as the case may be, full access to those books of account, documents, files and papers which the requesting party or firm may reasonably require to prepare or review the Completion Balance Sheet and determine whether the Completion Balance Sheet has been prepared in accordance with this clause
                  3. Such employees of the Seller and the Buyer as the Seller and the Buyer (and their respective accountants for the time being) or the Expert may require to have access shall be instructed to give promptly all the information and explanations as the requesting party or firm may reasonably require for the same purposes.

         3.10 Each of the Seller and the Buyer shall be responsible for the fees of their respective accountants. The fees of the Expert shall be shared equally by the Buyer and the Seller unless the Expert shall determine otherwise.

         3.11 If the Net Asset Value in the Completion Balance Sheet is less than EUR2,500,000, the Seller shall, within 5 Business Days of the Completion Balance Sheet being finalised in accordance with clause 3.8, pay to the Buyer by bank draft or to an account nominated by the Buyer a sum equal to the amount by which the Net Asset Value is less than EUR2,500,000 (the "SHORTFALL") and such payment shall be treated as a reduction in the Consideration.

         3.12 If the Net Asset Value is equal to or exceeds EUR2,500,000, the Buyer shall within 5 Business Days of the Completion Balance Sheet being finalised in accordance with clause 3.8, pay to the Seller by bank draft or to an account nominated by the Seller a sum equal to the amount by which the Net Asset Value exceeds EUR2,500,000 (the "EXCESS") and such payment shall be treated as an increase in the Consideration.

         3.13 A draft Completion Balance Sheet is attached at Schedule 6 for the convenience of the parties to illustrate how the Consideration adjustment mechanism set out in this clause 3 operates. The figures in the final Completion Balance Sheet pursuant to clause 3.8 will differ from those in the draft Completion Balance Sheet.

4.       COMPLETION

         4.1 Completion shall take place at the offices of the Buyer's Solicitors on the Completion Date upon the execution hereof.

         4.2 At Completion the Seller shall deliver or procure to be delivered to the Buyer those items set out in Schedule 2.

         4.3 The Seller shall procure that the directors of the Company shall convene and at Completion hold a meeting of the board of directors of the Company at which the directors shall:

                  (a) vote in favour of the registration of the Buyer and its nominee(s) as member(s) of the Company in respect of the Shares (subject to the production of duly stamped transfers);

                  (b) revoke all existing mandates for the operation of bank accounts and issue new mandates giving authority to persons nominated by the Buyer;

                  (c) change the registered office of the Company to such place as is nominated by the Buyer;

                  (d) appoint such persons as the Buyer may nominate as directors, secretary and auditors of the Company with immediate effect and approve the resignations of such persons as directors, secretary and auditors as may be required by the Buyer;

                  (e) approve and authorise the execution by the Company of the Tax Deed; and

                  (f) approve and authorise the execution by the Company of the Trade Mark Licence.

         4.4      The Seller shall procure at Completion:

                  (a) the waiver and release of all debts owed by the Company (whether then due for payment or not) to the Seller and Brightpoint, Inc. or its Affiliates;

                  (b) the discharge of all monies owing to the Company (whether then due for payment or not) by the Seller or any director of the Company or by any of them or any Connected Person; and

                  (c) the release of any and all guarantees or indemnities or security given by the Company for or on behalf of the Seller or for or on behalf of any director of the Company or for or on behalf of any of them or any Connected Person.

         4.5      The Seller shall:

                  (a) assign and/or deliver to the Company any asset whatever (including bank balances, agencies or appointments) in its name or in the name of a company or companies controlled by it which is required to carry on the Business of the Company as it was carried on immediately prior to Completion; and

                  (b) irrevocably waive any claims against the Company, its agents, or employees which it may have outstanding at Completion but, for the avoidance of doubt, this shall be without prejudice to any claim the Seller may have against the Buyer pursuant to this Agreement or other agreements entered into pursuant to this Agreement.

         4.6      At Completion the Buyer shall deliver to the Seller:

                  (a) the Consideration by way of wire transfer to a bank account nominated by the Seller;

                  (b)      the Tax Deed duly executed by the Buyer;

                  (c) certified copies of or extracts from the board minutes of the Buyer approving the entry into and execution, delivery and performance of the obligations contained in this Agreement and other agreements contemplated hereby;

                  (d) the Lease Guarantee, Rent Deposit and Indemnity Agreement duly executed by the Buyer and Barry Napier; and

                  (e) a release, in a form reasonably satisfactory to the Seller, of the Nokia Guarantee.

         4.7 At Completion, each of the parties thereto shall enter into the Tax Deed.

         4.8 Prior to registration of stock transfer forms in respect of the Shares in the register of shareholders of the Company and after Completion, the Seller shall co-operate in any manner reasonably required by the Buyer for the convening, holding at short notice and conduct of general meetings of the Company, shall execute on a timely basis all proxy forms, appointments of representatives, documents of consent to short notice and such like that the Buyer may reasonably require, and shall generally act in all respects as the nominee and at the direction of the Buyer in respect of the Shares sold by them and all rights and interests attaching thereto and shall issue letters of direction to the registered holders of any of the Shares who hold such shares as their nominee requiring them to act on the reasonable instructions of the Buyer for the aforesaid purposes, but the Seller shall not be required to incur any expenditure in performing its obligations under this clause 4.8.

         4.9      On and with effect from Completion, the Seller shall:

                  (a) and hereby appoints the Buyer to be its attorney to exercise all rights attaching to the Shares or exercisable by the Seller in its capacity as a member of the Company. The powers exercisable by the Buyer will include the power to execute, deliver and do all deeds, instruments and acts in the Seller's name and on the Seller's behalf in pursuance of the foregoing;

                  (b) not exercise any rights attaching to the Shares or exercisable by the Seller in its capacity as a member of the Company or appoint any other person to exercise such rights, other than at the written request of the Buyer;

                  (c) receive and hold in trust for the Buyer any dividends, securities or notices, documents or other communications which may be received by the Seller from the Company or any third party in respect of the Shares or in the Seller's capacity as a member of the Company. Without prejudice to the generality of the obligations imposed by the foregoing, the Seller undertakes and agrees to promptly procure the forwarding to the Buyer of all such benefits, notices, documents and communications and to account to the Buyer for all benefits arising from the Shares registered in the Seller's name and/or from the Seller's capacity as a member of the Company; and

                  (d) on the written request of the Buyer, ratify all lawful deeds, instruments and acts exercised by the Buyer in pursuance of this power; and

                  (e) acknowledge that in acting under the power or powers set out in this Power of Attorney the Buyer may act by its secretary or any director or person acting pursuant to authority conferred by the Buyer's board of directors or any director.

                  The power or powers and undertakings set out in this clause
                  4.9 will cease to have effect when the Seller ceases to be a member of the Company, but without prejudice to any power exercised prior to that date.

         4.10 The Buyer shall, within five Business Days of Completion, give to the Company such notice as is required by section 53 of the Companies Act, 1990.

5.       WARRANTIES

         5.1 The Seller hereby represents and warrants to and undertakes with the Buyer in relation to the Company that each of the Warranties set out in Schedule 3 is true, accurate, complete and not misleading in any material respect at the date of this Agreement.

         5.2 The Seller acknowledges that the Buyer is entering into this Agreement in reliance (inter alia) upon each of the Warranties.

         5.3 The Buyer hereby represents and warrants to and undertakes with the Seller that each of the Warranties set out in
                  Schedule 3A (the "BUYER'S WARRANTIES") is true, accurate, complete and not misleading at the date of this Agreement.

         5.4 The Buyer acknowledges that the Seller is entering into this Agreement in reliance (inter alia) upon each of the Buyer's Warranties.

         5.5 The Warranties are qualified by the facts and circumstances disclosed fairly, accurately and in a manner that is not materially misleading in the Disclosure Letter.

         5.6 The Seller agrees with the Buyer that the Seller shall waive and not enforce any right which the Seller may have in respect of any misrepresentation, inaccuracy, neglect or omission in or from any information or advice supplied or given by the Company or any officer, employee or adviser of or to the Company for the purpose of assisting the Seller to give any of the Warranties or to prepare the Disclosure Letter.

         5.7 Each of the Warranties shall be construed separately and independently and (except where the Agreement expressly provides otherwise) shall not be limited or restricted by reference to or inference from a provision of this Agreement or another Warranty.

         5.8 The rights and remedies of the Buyer in respect of a breach of any of the Warranties shall not be affected by the sale and purchase of the Shares.

         5.9 All sums payable by the Seller to the Buyer pursuant to clause 5 shall be paid free and clear of deductions and/or withholdings save only as may be required by law.

         5.10 If any deductions and/or withholdings are required by law to be made from any sums payable from the Seller to the Buyer pursuant to clause 5 the Seller shall pay to the Buyer such sums as will, after the deductions and/or withholdings are made, leave the Buyer with the same amount as it would have been entitled to receive if no such deductions and/or withholdings had been required to be made.

         5.11 If any sum payable by the Seller to the Buyer pursuant to clause 5 shall be subject to a liability to Tax in the hands of the Buyer, the Seller shall be under the same obligation to make an increased payment in relation to that liability to Tax as if the liability were a deduction or withholding required by law.

         5.12 The Seller shall pay to the Buyer any amount required to be paid pursuant to clause 5 as cleared funds or, at the option of the Buyer, discharge directly the underlying liability, within 30 days of receipt of notice of the subject matter or, if later, on the day before the due date for settlement or discharge of the liability that is the subject matter of the claim. For the avoidance of doubt, if it has been agreed in writing between the parties or finally determined by an arbitrator under clause 21.2 that any sum is owed to the Buyer pursuant to this clause 5.12 on the date on which any Excess is payable by the Buyer pursuant to clause 3.12, the amount of the Excess shall be reduced by an amount equal to that sum. Otherwise, the Buyer shall have no set-off rights against the Excess payable pursuant to clause 3.12 of this Agreement.

6.       LIMITATIONS ON THE SELLER'S LIABILITY

         6.1 The liability of the Seller shall be limited in accordance with the following provisions of this clause:

                  (a) the Seller shall not be liable by reason of any single breach of the Warranties or the Indemnities unless the amount of damage sustained as a result of the circumstances giving rise to such breach exceeds EUR5,000;

                  (b) no liability shall attach to the Seller for breach of any Warranty unless the aggregate amount of all liabilities under the Warranties shall have exceeded the total sum of EUR75,000 whereupon the Seller shall be liable for the entire amount of such liabilities and not merely the excess;

                  (c) the aggregate liability of the Seller under the Warranties, this Agreement (including the Indemnities) and the Tax Deed in respect of all or any claims shall be subject to an overall maximum liability of an amount equal to the Consideration (as such may be adjusted pursuant to the provisions of clause 3) actually received by the Seller, save that the provisions of this clause 6.1(c) shall not limit the liability of the Seller in respect of deliberate breaches of the Agreement. For the purposes of this clause 6.1(c), and without prejudice to the generality of the foregoing, if the Buyer notifies the Seller of a breach of the restrictive covenants in clause 13 (Further Undertakings by Seller) and the Seller fails to take affirmative action to cease the conduct giving rise to any such alleged breach within thirty (30) days, the Seller shall be deemed to have committed a deliberate breach of this Agreement.

         6.2 Notwithstanding any other provision of this Agreement, no limitation of any kind whatsoever shall apply in respect of any claim made hereunder against the Seller:

                  (a) if such claim arises from any fraudulent act or fraudulent omission or fraudulent misrepresentation of the Seller, or if such claim arises from wilful misstatement or wilful concealment by the Seller;

                  (b) to the extent that the claim relates to title to the Shares or the title to the assets of the Company; or

                  (c) to the extent that the claim relates to any criminal fine or penalty or to wilful or deliberate conduct leading to a statutory fine or penalty.

         6.3 A claim against the Seller under the Warranties shall be barred unless written notice thereof shall have been given to the Seller:

                  (a) in the case of a claim under paragraph 6 of Schedule 3 before the seventh anniversary of the Completion Date (except in the case of fraud which causes the Revenue Commissioners to re-open assessments in respect of the period up to Completion, in which case the limitation in respect of a claim against the Seller shall be extended to twenty years after the end of the accounting period of the Company next following Completion) ), provided that such period of seven (7) years shall be deemed to have reduced to five (5) years from Completion on the date which is specified in the Finance Act 2003 (Commencement of Section 17) Order (Statutory Instrument Number 508 of
                           2003), being the date on which the amending provisions of Section 17(1)(g) of the Finance Act 2003 are due to come into operation; or

                  (b) in the case of any other claim under the Warranties in Schedule 3 before the second anniversary of the Completion Date.

         6.4 The Seller shall not be liable in respect of a breach under the Warranties to the extent that adequate and specific provision was made for the matter giving rise to the claim in the Accounts or in the Completion Balance Sheet.

         6.5 The Buyer shall not be entitled to recover twice under the Warranties in respect of the same subject matter or to recover more than once in respect of the same subject matter under two or more separate Warranties.

         6.6 In the absence of fraud, wilful misstatement or wilful concealment by the Seller, its agents or advisors the Seller shall not be liable in respect of a breach of the Warranties:

                  (a) if and to the extent that the loss to which the claim relates would not have occurred but for any voluntary act, omission or transaction of the Buyer or the Company carried out on or occurring after Completion otherwise than in the ordinary course of business, except where the voluntary act, omission or transaction is required to comply with law or the requirements of any regulatory authority;

                  (b) to the extent that the Buyer receives any credit or makes recovery of an amount as a result of the circumstances giving rise to the claim, and for the avoidance of doubt this includes receipt of a credit or recovery of an amount in respect of Taxation;

                  (c) to the extent that the loss giving rise to such claim has already been recovered by the Buyer from any third party or under any policy of insurance;

                  (d) to the extent that it arises or (to the extent only of such increase) is increased as a result of an increase in rates of Taxation after the date of this Agreement or such breach or claim occurs as a result of any legislation enacted made in force or allowed (as appropriate) or any mandatory requirement of the Revenue Commissioners imposed after the date of this Agreement with or without retrospective effect;

                  (e) to the extent that the facts or circumstances giving rise to the breach were reasonably evident from the documents included in the Due Diligence Document Delivery Log.

         6.7 Any payment by the Seller to the Buyer pursuant to the Warranties, the Indemnities, or the Tax Deed shall be deemed to be a reduction of the Consideration payable hereunder.

         6.8 Nothing herein or in the Warranties, shall or shall be deemed to relieve the Buyer of any common law duty to mitigate any loss or damage incurred by it.

         6.9 The Seller shall not be required to make any payment to the Buyer in respect of any contingent liability arising from a breach of any of the Warranties which is notified to the Seller until such liability ceases to be contingent, or (if earlier) the time at which the Buyer or the Company suffers loss resulting therefrom.

         6.10 In the absence of fraud, wilful misstatement or wilful concealment by the other party, its agents or advisors, the parties hereto agree that they will pursue remedies for any breach of this Agreement (including for any breach of the Warranties) under the terms of and subject to the provisions of this Agreement, provided that nothing in this clause 6.10 shall limit the Buyer's right to seek specific performance of any of the obligations of the Seller set out in clause 13.

         6.11 The Buyer will have no right to claim under the Indemnities, the Warranties or the Tax Deed in respect of any claim against the Company or the Buyer if, after Completion, (i) the Seller assumes the defence of such claim pursuant to clause 7.3 , and (ii) any officer or employee of the Buyer or the Company, without the Seller's consent (which is not to be unreasonably withheld or delayed), admits in writing total or partial liability to a third party for the claim against the Company or the Buyer.

7.       WARRANTY CLAIMS

         7.1 The Buyer shall notify the Seller in writing as soon as reasonably practicable of:

                  (a) any claim made against it by a third party which may give rise to a claim under the Warranties, the Indemnities or the Tax Deed; and

                  (b) any claim the Buyer is entitled to bring against a third party which claim is based on circumstances which may give rise to a claim under the Warranties, the Indemnities or the Tax Deed.

         7.2 Provided that the Buyer has notified the Seller in writing as soon as reasonably practicable in accordance with the terms of clause 7.1, the Buyer shall not be liable for any delay in giving any notice under clause 7.1 and shall not by reason of such delay be precluded from bringing any such claim against the Seller.

         7.3 Upon receipt of notice pursuant to clause 7.1(a), the Seller may assume the defence of such claim unless the Buyer reasonably determines that (a) there may be legal defences available to the Buyer or the Company which are more effective than those available to the Seller; or (b) that matters of corporate or management policy or a conflict of interest make it advisable for the Buyer to retain control of defending such claim; provided that the Seller's assumption of the defence of any claim pursuant to this clause 7.3 shall be subject to:
                  (i) the Seller indemnifying the Buyer and the Company against any liabilities and expenses arising from such defence; (ii) such defence being conducted by the Seller in a proper, timely and reasonable fashion, (iii) the Seller conducting such defence in a manner which does not restrict or impair the current or prospective business activities of the Buyer and the Company or materially prejudice the Buyer or the Company and (iv) any settlement of such claim agreed by the Seller shall be subject to the consent of the Buyer (such consent not to be unreasonably withheld or delayed).

         7.4 The Buyer shall provide to the Seller and the Seller's advisers reasonable access upon reasonable notice to any relevant documents and records within their power, possession or control for the purpose of investigating any claims under the Warranties, the Indemnities and/or the Tax Deed and enabling the Seller to take the action referred to in clause
                  7.3 and shall allow the Seller and its advisers to take copies of any relevant documents or records at the Seller's expense.

8.       INDEMNITIES

         8.1      PROPERTY

                  The Seller shall indemnify and hold harmless and keep the Buyer indemnified against all costs, claims, actions, proceedings, demands, losses, awards, penalties, fines, liabilities (including without limitation, any liability to taxation) and expenses (including, without limitation, legal and other professional fees) which the Buyer may incur in relation to the Property arising out of or in connection with any breaches by the Company of the tenant's covenants under the Leases and any breaches by the Company of the Planning Acts or the Safety, Health and Welfare at Work Act 1989 and all regulations made thereunder prior to the Completion Date.

         8.2      EMPLOYMENT

                  The Seller shall indemnify and keep the Buyer indemnified against all costs, claims, actions, proceedings, demands, losses, awards, penalties, fines, liabilities (including without limitation, any liability to taxation) and expenses (including, without limitation, legal and other professional fees) which the Buyer may incur:

                  (a) arising out of or in connection with any claim made by or on behalf of Bernard Jarvis which relates to any act or omission of the Seller or the Company in connection with his employment by the Seller or the Company or arising out of or in connection with his dismissal by the Seller or the Company; and

                  (b) arising out of or in connection with any claim made by or on behalf of any employee of the Seller or the Company or by or on behalf of the Minister for Enterprise, Trade and Employment in connection with the collective redundancies implemented by the Company during calendar years 2002 or 2003.

         8.3      LIMITATIONS ON INDEMNITIES

                  For the avoidance of doubt, other than the limitations set out in clauses 6.1(a) and 6.1(c), none of the exclusions or limitations contained in clause 6 of this Agreement shall apply to the Indemnities and nothing included or referred to in the Disclosure Letter or the Information shall prejudice or restrict the Buyer's rights under the Indemnities.

9.       TRADE MARK LICENCE

         9.1 At Completion the Seller shall grant to the Buyer a licence in the form of the Trade Mark Licence to use the name "Brightpoint" for a period of 135 days post-Completion on and subject to the terms of the Trade Mark Licence.

         9.2 Without prejudice to clause 9.1, the Buyer will procure that, as soon as practicable after Completion (and in any event within 30 days), the name of the Company is changed to a name that does not include "Brightpoint" and is not confusingly similar thereto.

10.      POST COMPLETION MATTERS

         10.1     PHONEPAK DEBT

                  (a) Following Completion, the Buyer or the Company will use all reasonable endeavours to collect the PhonePak Debt, the Seller will provide the Buyer with reasonable assistance to effect such collection, and the net amount collected by the Buyer or the Company in respect of the PhonePak Debt, after deduction of the expenses of collection, shall be split equally between the Buyer and the Seller.

                  (b) The Buyer or the Company shall pay to the Seller any amounts owed to the Seller pursuant to clause 10.1(a) within five Business Days of receipt by the Buyer or the Company.

                  (c) The Buyer shall provide the Seller with monthly updates on the costs incurred and progress made in its endeavours to collect the PhonePak Debt until the entirety of the PhonePak Debt has been collected or the first anniversary of the Completion Date, whichever is earlier.

         10.2     OPERATION OF BUSINESS

                  Following Completion, the Buyer will use all reasonable endeavours in carrying on the Business in the ordinary course, to avoid damaging the reputation of Brightpoint Inc. or its Affiliates, provided that nothing in this clause 10.2 shall require the Buyer to incur any expenditure or act in a way which would restrict or impair the current or prospective business activities of the Buyer and the Company or materially prejudice the Buyer or the Company. In particular, but without prejudice to the generality of the foregoing, the Buyer shall procure that, following Completion, the Company does not hold itself out as an Affiliate of Brightpoint Inc. except that this obligation of the Buyer shall not require the Buyer to prejudice or restrict the rights of the Company under the Trade Mark Licence.

         10.3     TRANSITIONAL ARRANGEMENTS

                  For a period of 60 days (the "TRANSITION PERIOD") following Completion, the Seller will endeavour to assign Larry Davies during his normal working hours to assist the Buyer and facilitate the transfer of the Company to the Buyer. The Seller will pay all direct and indirect costs and expenses arising from the employment of Larry Davies for the first 30 days of the Transition Period, and the Buyer will pay all direct and indirect costs and expenses arising from the employment of Larry Davies for the remainder of the Transition Period.

         10.4     SOFTWARE LICENCE

                  The Seller will as soon as practicable obtain and provide to the Buyer a separate certificate of ownership for the software licences granted by Microsoft and used by the Company at the Completion Date, and the Seller shall indemnify and keep the Buyer indemnified against all costs, claims, actions, proceedings, demands, losses, awards, penalties, fines, liabilities (including without limitation, any liability to taxation) and expenses (including, without limitation, legal and other professional fees) which the Buyer may suffer as a result of the Seller's failure to provide such certificate.

         10.5     NEXTEL STOCK

                  The Seller shall indemnify and keep the Buyer indemnified against all costs, claims, actions, proceedings, demands, losses, awards, penalties, fines, liabilities (including without limitation, any liability to taxation) and expenses (including, without limitation, legal and other professional fees) which the Buyer may incur as a result of any claim by Nextel that the Nextel Inventory does not include all the items delivered to the Company by or on behalf of Nextel prior to the date of this Agreement, or that the condition of the Nextel Inventory has deteriorated while in the custody of the Company prior to the date of this Agreement.

11.      CONFIDENTIAL INFORMATION

         11.1 The Seller shall not and shall procure that no body corporate controlled by it shall, at any time after the date of this Agreement, make use of or disclose for their own benefit or for or on behalf of or to any other person any Confidential Information or Know-How which may be within or may come to their knowledge.

         11.2 The Seller shall and shall procure that any body corporate controlled by it, will use all reasonable endeavours to prevent the disclosure of any Confidential Information or Know-How in violation of this Agreement.

         11.3     Clause 11.1 shall not apply to:

                  (a) disclosure of any Confidential Information or Know-How to officers or employees of the Buyer or the Company whose province it is to know about the Confidential Information or Know-How;

                  (b) disclosure of any Confidential Information or Know-How required by law;

                  (c) disclosure of any Confidential Information or Know-How to any professional adviser for the purpose of advising the Seller and on terms that this clause 11 shall apply to any use or disclosure by the professional adviser; or

                  (d) any Confidential Information or Know-How which comes into the public domain otherwise than by breach of this clause 11 by the Seller.

12.      USE OF INTELLECTUAL PROPERTY RIGHTS

         The Seller shall not, and shall procure that no body corporate controlled by the Seller will, either alone or jointly with, through or as manager, adviser, consultant or agent for any person, directly or indirectly use in connection with any business which competes, directly or indirectly, with any part or all of the Business, any of the Intellectual Property Rights or anything which is intended or is likely to be confused with, any of the Intellectual Property Rights.

13.      FURTHER UNDERTAKINGS BY SELLER

         13.1 The Seller shall not and shall procure that no body corporate controlled by it will, either alone or jointly with, through or as owner, investor, operator, officer, director, partner, manager, adviser, consultant, agent or otherwise for any person (together the "RESTRICTED PARTIES"), directly or indirectly:

                  (a) for a period of two years after the Completion Date carry on, or be engaged or interested in, or assist, any business competing, directly or indirectly, with any part or all of the Business in the Territory as such Business is being conducted at the Completion Date;

                  (b) for a period of two years after the Completion Date in competition with any part or all of the Business as such Business is being conducted at the Completion Date either seek to procure orders from, or do business with, or procure directly or indirectly any other person to seek to procure orders from or do business with, any person who has been a customer of the Company in any part or all of the Business at any time during the period of 12 months before the date of this Agreement;

                  (c) for a period of two years after the Completion Date engage, employ, solicit, or contact with a view to the engagement or employment by any person, any employee, officer or manager of the Company. The placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this clause 13.1(c) provided that neither the Seller nor its employees or agents solicit an employee, officer or manager of the Company to respond to such advertisement, or encourage or advise such agency to approach any employee, officer or manager of the Company;

                  (d) do or say anything which is harmful to the reputation of the Company or which may foreseeably lead any person to cease to deal with the Company in connection with any part or all of the Business as such Business is being conducted at the Completion Date on substantially equivalent terms to those previously offered or at all;

                  (e) for a period of two years after the Completion Date seek to contract with or engage, in such a way as to adversely affect the Business of the Company as carried on at the date of this Agreement, any person who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Company at any time during the period of 12 months before the date of this Agreement;

                  with the intent that each of the foregoing provisions of this clause 13.1 shall constitute an entirely separate and independent restriction on the Seller.

                  For the avoidance of doubt, the foregoing shall not restrict the Restricted Parties from contracting with or doing business with any business operated by a third party and located outside of the Territory which may after the date of this Agreement compete or attempt to compete with the Business in the Territory unless the relevant Restricted Party knowingly assists such third party to compete with the Business in the Territory or wilfully disregards the fact that such third party is competing or attempting or intending to compete with the Business in the Territory.

                  For the purposes of this clause 13.1, "corporate controlled" shall mean: (a) the power (whether directly or indirectly and whether by the ownership of share capital or the possession of voting power by contract or otherwise) to appoint and/or remove all or such of the members of the board of directors or other governing body of a person who are able to cast a majority of the votes capable of being cast by the members of that board or body on all, or substantially all, matters, or otherwise to control or have the power to control the policies and affairs of that person; and /or (b) the holding and/or possession of the beneficial interest in and/or the ability to exercise the voting rights applicable to shares or other securities in a person which confer in aggregate on the holders thereof more than fifty per cent. of the total voting rights exercisable at general meetings of that person on all, or substantially all, matters.

         13.2 It is agreed between the parties that, whilst the restrictions set out in clause 13.1 are considered fair and reasonable, if it should be found that any of the restrictions be void or unenforceable as going beyond what is fair and reasonable in all the circumstances and if by deleting part of the wording or substituting a shorter period of time or different geographical limit or a more restricted range of activities for any of the periods of time, geographical limits or ranges of activities set out in clause 13.1 it would not be void or unenforceable then there shall be substituted such next less extensive period or limit or activity or such deletions shall be made as shall render clause 13.1 valid and enforceable.

14.      RELEASE

         14.1 In exchange for the agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in the absence of fraud, wilful misstatement or wilful concealment by any Released Party (as defined below), the Buyer on its own behalf and for its Affiliates, successors and assigns (collectively, the "RELEASING PARTIES") hereby unconditionally and irrevocably to the extent permitted by law releases, waives and discharges the Seller's directors and officers and the directors and officers of Brightpoint Inc. as at the date of this Agreement (the "RELEASED PARTIES") of and from any and all claims, demands, proceedings, causes of action, obligations, contracts, agreements, debts and liabilities whatsoever, which the Releasing Parties now have, claim or assert, or might or could hereafter claim or assert, against any of the Released Parties based upon facts existing on or prior to the date of this Agreement.

         14.2 Notwithstanding the provisions of clause 14.1, the release, waiver and discharge set out therein does not extend to or include the obligations and liabilities of the Seller created by or undertaken pursuant to this Agreement

         14.3 The Buyer hereby irrevocably covenants in the absence of fraud, wilful misstatement or wilful concealment by any Releasing Party, and to the extent permitted by law, to refrain from, directly or indirectly asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceedings of any kind against any of the Released Parties, based upon any matter purported to be released by virtue of clause 14.1 but, for the avoidance of doubt, nothing in this clause 14 shall prevent or restrict the Releasing Parties from reporting any matter which may constitute a criminal or statutory offence to An Garda Siochana or the appropriate authorities, or co-operating with any proceedings arising from such report.

         14.4 The Buyer acknowledges that the Seller is acting (solely for the purposes of this clause 14) as agent for the Released Parties to secure for them the benefit of this clause and that the Released Parties have provided valuable consideration to the Buyer by procuring the execution of this Agreement by the Seller.

         14.5 The Buyer further acknowledges that it is acting for itself and (solely for the purposes of this clause 14) to the extent permitted by law as agent for the other Releasing Parties.

15.      ASSIGNMENT

         No party may assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement to any person without the prior written consent of the other party which shall not be unreasonably withheld or delayed.

16.      ANNOUNCEMENTS

         Unless required by law or by the rules of any regulatory authority or stock exchange to which any party is subject, no public announcement, communication or circular concerning the transactions referred to in this Agreement shall be made or despatched at any time (whether before or after Completion) by any party without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed).

17.      COSTS

         Each party shall pay its own costs of and incidental to the negotiation, preparation, execution and implementation by it of this Agreement and of all other documents referred to in it. The Buyer shall be responsible for stamp duty payable on the transfer of the Shares.

18.      FURTHER ASSURANCE

         18.1 At any time after Completion any party shall (at its sole expense) do and execute, or procure to be done and executed, all necessary acts, deeds, documents and things as may be reasonably requested of it by the other party to give effect to this Agreement.

         18.2 At any time (after Completion) and upon the Buyer's reasonable request from time to time the Seller shall:

                  (a) provide, or procure to be provided, to the Buyer all information relating to the business and affairs of Company and which is in its possession or under its control; and

                  (b) give, or procure to be given, to the Buyer, its directors and agents access to any documents containing any of the information referred to in clause 18.2(a) and the Buyer may copy any of those documents.

19.      GENERAL

         19.1 No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

         19.2 The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

         19.3 The rights and remedies of the Buyer contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

         19.4 The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect or impair the continuation in force of the remainder of this Agreement.

         19.5 If any party defaults in the payment when due of any sum payable under this Agreement (whether payable by agreement or by an order of a court or otherwise), the liability of that party shall be increased to include interest on that sum from the date when such payment was due until the date of actual payment at the Interest Rate. Such interest shall accrue from day to day and shall be compounded annually.

20.      NOTICES

         20.1 Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally or by registered post, to the party due to receive the notice or communication at his address set out in this Agreement or such other address as any party may specify by notice in writing to the others. Any such notice served on the Seller's Solicitors shall be deemed, for the purposes of this Agreement to be served on the Seller.

         20.2 In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:

                  (a) if delivered personally, when left at the address referred to in this Agreement; and

                  (b) if sent by registered post, 48 hours after posting it.

21.      DISPUTE RESOLUTION

         21.1     MEDIATION

                  (a) In the event a controversy, claim, or dispute arises out of this Agreement or any breach thereof (each a "DISPUTE" and together "DISPUTES"), either party may demand mediation in Dublin, Ireland by notifying the other party. The notification shall state with specificity the nature of the Dispute and the amount of any claims under the Dispute.

                  (b) Upon receipt of the mediation demand, the parties hereto shall use all reasonable endeavours to agree within 7 Business Days upon the appointment of an acceptable mediator (the "Mediator"), in default of agreement on which the parties shall at the election of either party proceed to arbitration in accordance with clause 21.2.

                  (c) The Mediator shall set the mediation procedures. The mediation procedures shall provide for the mediation to be completed within 30 Business Days of the date of the initial demand for mediation. The parties shall participate in good faith in the mediation and shall use their best efforts to reach a resolution within the 30 Business Day time period. Each party shall make available in a timely fashion a representative with authority to resolve the Dispute. In the event that the Dispute has not been resolved within 30 Business Days, the mediation may continue if the parties so desire. If not, the Mediator shall so notify the parties and declare the mediation terminated. In the event that the mediation continues beyond 30 Business Days, but is not resolved within what the Mediator believes is a reasonable time thereafter, the Mediator shall so notify the parties, and declare the mediation terminated.

         21.2     ARBITRATION

                  (a) All Disputes which have not be resolved by mediation shall at the election of either party be determined by final and binding arbitration in Dublin, Ireland in accordance with the International Arbitration Rules of the International Centre for Dispute Resolution ("ICDR").

                  (b) The arbitration shall be heard by one arbitrator (the "ARBITRATOR") to be appointed by the agreement of the parties or in default of agreement by the President for the time being of the Law Society in England and Wales at the request of either party.

                  (c) The Arbitrator shall be required to proceed promptly and diligently and to render his/her decision as soon as practicable.

         21.3 Notwithstanding a submission to mediation and/or the initiation of arbitration proceedings each party shall continue to perform all duties and obligations under this Agreement, on a without prejudice basis.

         21.4 Any proceedings, claims or disputes under the Lease Guarantee, Rent Deposit and Indemnity Agreement or the Trade Mark Licence, or relating to the amount of the Excess or Shortfall payable under clauses 3.11 and 3.12 of this Agreement shall not constitute a Dispute (as defined in clause 21.1(a)) subject to the provisions of this clause 21.

22.      GOVERNING LAW

         This Agreement is governed by, and shall be construed in accordance with the laws of Ireland.

23.      ENTIRE AGREEMENT

         This Agreement (together with the Disclosure Letter, the Tax Deed and all other documents in the agreed form) constitutes the entire understanding and agreement between the parties and supersedes all prior agreements, arrangements, letters and discussions between the parties.

24.      COUNTERPARTS

         This Agreement may be executed in any number of counterparts each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

                                   SCHEDULE 1

                       INFORMATION CONCERNING THE COMPANY

1.  Registered number:              269295

2.  Date of incorporation:          15th July, 1997

3.  Place of incorporation:         Ireland

4.  Address of registered office:   25/28 North Wall Quay, Dublin 1

5.  Type of company:                Private company limited by shares

6.  Authorised share capital:       EUR1,250,000 divided into 5,000,000 Ordinary
                                    Shares of EUR0.25 each

7.  Issued share capital:           EUR2.50 divided into 10 Ordinary Shares of
                                    EUR0.25 each

8.  Directors:                      J. Mark Howell, Steven E. Fivel, Samuel
                                    James Doak, Robert J. Laikin

9.  Secretary:                      Goodbody Secretarial Limited

10. Accounting reference date:      31 December

11. Auditors:                       Ernst & Young

12. Tax residence:                  Ireland

13. Charges:                        None

14. Shareholdings:

    Registered Owner of Shares         Ordinary Shares

    The Seller                         10

    Beneficial Owner of Shares         Ordinary Shares

    The Seller                         10

                                   SCHEDULE 2

                 ITEMS FOR DELIVERY BY THE SELLER AT COMPLETION

1. Duly executed transfers by the Seller in favour of the Buyer or its nominee(s) (together with any share certificates issued in respect of the Shares or, if the share certificate is found to be missing, an express indemnity, in a form satisfactory to the Buyer).

2. Any waivers, consents or other documents necessary to vest in the Buyer the full beneficial ownership of the Shares and to enable the Buyer or its nominee(s) to be registered as owners of the Shares.

3. The common seal and all registers, minute books, and other statutory books, required to be kept by the Company pursuant to the Companies Acts, 1963 to 2001 made up to the date of Completion and all certificates of incorporation and certificates of incorporation on change of name for the Company.

4. A copy of the memorandum and articles of association of the Company certified by the secretary of the Company as a true and complete and accurate copy as at the date of Completion.

5.       The Tax Deed duly executed by the Seller and the Company.

6.       The Trade Mark Licence duly executed by Brightpoint, Inc. and the
         Company.

7. Evidence of the release or waiver of any debts owed by the Company to Brightpoint Inc. or any Affiliates of Brightpoint Inc.

8. Letters in the agreed form duly executed under seal from the present directors and secretaries of the Company in each case resigning from their respective offices (with effect from the end of the meeting held pursuant to clause 4.3) and acknowledging that the writer has no claim against the relevant company for compensation for loss of office, redundancy, unfair dismissal or otherwise arising from such resignation.

9. Copies of all bank mandates of the Company together with bank statements or other suitable information showing the financial situation of the Company with their bankers at close of business on the latest practicable date before the Completion Date.

10. Certified copies of (i) the Accounts signed by the directors of the relevant companies and (ii) resolutions of the directors of the relevant companies approving the Accounts.

11. The written resignation of the auditors of the Company containing confirmation in accordance with the provisions of Section 185(2)(a) of the Companies Act, 1990 that there are no circumstances connected with their resignation which ought to be brought to the attention of the members or creditors of the Company and incorporating an acknowledgement that they will have no claim against the Company in respect of compensation for loss of office or on any account whatsoever including fees for services rendered.

12.      The Management Accounts.

13.      The Leases

                                   SCHEDULE 3

                                   WARRANTIES

1.       CAPACITY AND AUTHORITY

         (a)      INCORPORATION AND EXISTENCE

                  The Company is a company duly incorporated and validly existing under the laws of Ireland.

         (b)      POWER AND AUTHORITY

                  (i) The Seller has the legal right and full power and authority to execute and deliver, and to exercise its rights and perform its obligations under this Agreement and all the documents which are to be executed at Completion.

                  (ii) The Company has the legal right and full power and authority to carry on its business and activities as currently being carried on and is duly qualified to do business in the jurisdictions in which the transaction of its business makes such qualification necessary.

         (c)      BINDING AGREEMENTS

                  This Agreement constitutes, and the documents which are to be executed at Completion when executed will constitute, valid and binding agreements of the Seller enforceable in accordance with their respective terms.

2.       INFORMATION

         (a) The Information, except for any document which is part of the Information and which has been prepared by a third party, or any specific piece of information included in the Information which is derived from a document prepared by a third party, (together the "THIRD PARTY INFORMATION"), is fair, accurate and not materially misleading.

         (b) The Seller has no reason to believe that any of the Third Party Information is not fair or accurate, or is materially misleading.

3.       SHARES AND SUBSIDIARIES

         (a)      THE SHARES

                  (i) The Seller is the sole legal and beneficial owner of the Shares as set out in Schedule 1.

                  (ii) The Shares comprise the whole of the allotted and issued share capital of the Company. There are no shares issued or allotted in the Company which are not legally and beneficially owned by the Seller or the Company.

                  (iii) The Shares are fully paid up or credited as fully paid up.

                  (iv) There is no Encumbrance, nor is there any agreement, arrangement or obligation to create or give any Encumbrance, on, over or affecting any of the Shares or any issued or unissued shares of the Company and no claim has been made by any person to be entitled to any such Encumbrance.

                  (v)      Save as provided in this Agreement:

                           (A) there is no agreement, arrangement or obligation in force which calls for the present or future allotment, issue or transfer of, or the grant to any person of the right (whether conditional or otherwise) to call for the allotment, issue or transfer of, any share or loan capital of the Company (including, without limitation, any option or right of pre-emption or conversion in the Company); and

                           (B) no share or loan capital has been created, allotted, issued, acquired, repaid or redeemed, or agreed to be created, allotted, issued, acquired, repaid or redeemed, by the Company since the Last Accounting Date.

                  (vi) All rights and interests of every kind existing in respect of the Shares are valid and enforceable by action or legal proceeding or otherwise.

         (b)      SUBSIDIARIES, ASSOCIATES AND BRANCHES

                  (i) The Company does not have any subsidiary or subsidiary undertaking and it does not have any interest in, and has not agreed to acquire any interest in, any shares of any other bodies corporate.

                  (ii) The Company does not have outside Ireland any branch, agency or place of business, or any permanent establishment (as that expression is defined in the relevant double taxation relief orders current at the date of this Agreement).

                  (iii) The Company does not have nor has had any associated undertaking within the meaning of the European Communities (Companies: Group Accounts) Regulations, 1992.

                  (iv) The Company does not have any liability (actual, contingent or otherwise) in respect of any company or other entity which was formerly a subsidiary or an associated undertaking of the Company.

4.       ACCOUNTS

         (a)      GENERAL

                  (i) The Accounts have been prepared in accordance with the laws of Ireland on a basis consistent with the two previous financial periods and in accordance with the Accounting Requirements.

                  (ii) No change in accounting policies has been made in preparing the accounts of the Company for each of the two financial periods of the Company ended on the Last Accounting Date, except as stated in the audited balance sheets and profit and loss accounts for these periods.

                  (iii) The Accounts show a true and fair view of the assets, liabilities (including contingent liabilities), commitments and financial position and the state of affairs of the Company as at the Last Accounting Date and of the results and cashflows of the Company for the financial period ending on the Last Accounting Date.

         (b)      PROVISION FOR DEBTS AND LIABILITIES

                  To the extent required by the Accounting Requirements, full disclosure of and adequate provisions for bad and doubtful debts and all liabilities (whether actual, contingent or otherwise) and all material financial commitments in existence at the Last Accounting Date have been made in the Accounts.

         (c)      EXTRAORDINARY AND EXCEPTIONAL ITEMS

                  The results shown by the audited profit and loss accounts of the Company and the consolidated profit and loss account of the Company for each of the two financial periods of the Company ended on the Last Accounting Date have not (save as disclosed in those accounts) been affected by any extraordinary or exceptional item or by any other circumstances rendering the profits or losses for all or any of the periods covered by those accounts unusually high or low.

         (d)      PROVISION FOR TAXATION

                  To the extent required by the Accounting Requirements, the Accounts provide in full for all Taxation liable to be assessed on the Company, or for which it is or may become accountable, in respect of any period beginning on or before the Last Accounting Date and whether or not the Company has or may have any right of reimbursement against any other person and the Accounts provide or note in full for any contingent or deferred liability to Taxation for any such period.

         (e)      VALUATION OF STOCK AND WORK IN PROGRESS

                  In the Accounts:

                  (i) stocks were valued in the same manner adopted in the two preceding accounting periods and on the basis of the lower of cost and net realisable value;

                  (ii) all redundant and obsolete stocks were wholly written off and all slow moving and damaged stocks were written down appropriately and the value of the remaining stock included in the relevant balance sheets did not exceed the lower of cost and net realisable value as at the Last Accounting Date.

                  (iii) the value of the work in progress shown in the Accounts properly reflects only the direct costs incurred by the Company.

         (f)      DEPRECIATION

                  (i) The bases and rules of depreciation and amortisation adopted in the Accounts were the same as those adopted in the audited accounts of the Company for the two previous accounting periods.

                  (ii) The Accounts make adequate provision for depreciation and amortisation of fixed assets of the Company to the period ended on the Last Accounting Date and such provisions were sufficient to ensure (on the basis of proper maintenance of the assets during their useful life) that each of the fixed assets of the Company would be written down to residual value by the end of its useful life.

         (g)      GAINS AND BALANCING CHARGES

                  Except as disclosed by the Accounts and save insofar as full provision is made therein for Taxation in respect of any chargeable gains or balancing charges which would arise or accrue in respect of any such asset or machinery and plant on disposal thereof at the values at which they are included, no asset is included in the Accounts at such value that if it were obtained in the disposal or deemed disposal of the asset a chargeable gain or balancing charge would arise or accrue.

         (h)      BOOK DEBTS

                  Full and adequate provision for bad and doubtful debts was made in the Accounts in accordance with the Accounting Requirements, and the Seller is not aware of any book debts which are not good for the full face value, or for which provision should be made pursuant to the Accounting Requirements.

         (i)      BOOKS AND FINANCIAL RECORDS

                  All the accounting books and records of the Company are in its possession or under its control, are fully and accurately completed in accordance with all applicable legal requirements and are up-to-date.

         (j)      MANAGEMENT ACCOUNTS

                  The Management Accounts have been prepared with due care and attention and have been prepared on a basis consistent with that adopted and on the same assumptions as those made in preparing previous management accounts of the Company for the year immediately preceding the date of the Management Accounts and show a reasonably accurate view of the state of affairs and profit or loss of the Company as at and for the period in respect of which they have been prepared.

5.       CHANGES SINCE THE LAST ACCOUNTING DATE

         (a)      GENERAL

                  Since the Last Accounting Date:

                  (i) the business and activities of the Company have been carried on in the ordinary and usual course without interruption, in the same manner (including, without limitation, nature and scope) as in the year ended on the Last Accounting Date and so as to maintain the business of the Company as a going concern;

                  (ii) there has been no material adverse change in the financial or trading position of the Company; and

                  (iii) save in the ordinary and proper course of business no material changes have occurred in the assets and liabilities shown in the Accounts and there has been no material reduction in the value of the net tangible assets of the Company on the basis of the valuations adopted for the purposes of the Accounts.

         (b)      SPECIFIC

                  Since the Last Accounting Date:

                  (i) the Company has not disposed of any asset (including, without limitation, trading stock) nor supplied any service or business facility of any kind (including, without limitation, a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for the disposal or the supply, as the case may be, was less than the consideration which would be deemed to have been received for the purposes of Taxation;

                  (ii) the Company has not other than in the ordinary and usual course of its business:

                           (A) acquired or disposed of, or agreed to acquire or dispose of, any material or capital asset; or

                           (B) assumed or incurred, or agreed to assume or incur, any material liability, expenditure or obligation;

                  (iii) the Company has not factored, sold nor agreed to sell any of its debts;

                  (iv) the Company has not made, nor agreed to make, any capital expenditure exceeding in total EUR5,000 or incurred, or agreed to incur, any commitments involving capital expenditure exceeding in total EUR5,000;

                  (v) the business of the Company has not been materially and adversely affected by the termination, or any change in the terms, of any important agreement or by the loss of any customer or source of supply or by any abnormal factor not affecting similar businesses to a similar extent;

                  (vi) no dividend or distribution (including, without limitation, any distribution within the meaning of the Corporation Tax Act, 1976) has been declared, paid or made by the Company except as provided in its Accounts;

                  (vii) save in the ordinary course of business no payment has been made by the Company which will not be deductible for corporation tax purposes either in computing the profits of the Company or in computing the corporation tax chargeable on the Company;

                  (viii) the Company has not changed its accounting reference period;

                  (ix) no resolution of the Company in general meeting has been passed (other than any resolution constituting ordinary business conducted at an annual general meeting);

                  (x) the Company has not borrowed nor lent any money nor increased by an amount any secured liability nor (except in the ordinary course of its trading and for full value) disposed of any assets or incurred or entered into any other liability, transaction or contract of a financial nature;

                  (xi) the Company has not agreed to the registration of any transfer of any share or loan capital;

                  (xii) the Company has not created, extended, granted or issued or agreed to create, extend, grant nor issue any lease, tenancy, licence, mortgage, charge, lien, encumbrance, option, debenture or other security;

                  (xiii) the Company has not made any unusual augmentation in stock nor written up any fixed assets or stock;

                  (xiv)    the Company has not written off any debts;

                  (xv) the Company has not, to the Seller's knowledge, done nor omitted to do anything which would entitle any third party to terminate any contract with the Company or call in any money before the normal due date thereof; and

                  (xvi) the Company has not made any alteration to the provisions of its memorandum of association or articles of association.

6.       TAXATION

         (a)      GENERAL

                  (i)      PAYMENT OF TAX

                           (A) All taxation of any nature whatsoever or other sums imposed charged assessed levied or payable under the provisions of applicable legislation relating to taxation for which the Company is liable as a result of any act or omission by it prior to Completion will if, and in so far as such taxation or other sums ought to be paid prior to or on Completion, have been paid at or before Completion and in particular, but without prejudice to the generality of the foregoing, at Completion the Company does not have any liability in respect of Tax (whether actual or contingent) that is not fully provided for in the Accounts.

                  (ii)     TAX INDEMNITIES

                           (A) The Company has not entered into any financing or leasing agreement in which or in connection with which the Company has indemnified any other party against any claim, loss or other liability arising from any change in tax legislation or in the interpretation of tax legislation.

                           (B) No act or transaction has been effected in consequence of which the Company is liable for any taxation primarily chargeable against some other person.

                  (iii)    REVENUE CONCESSIONS/CLEARANCES

                           (A) The amount of tax payable by the Company during any accounting period up to and including the accounting period in which Completion falls has not depended on any concession, agreement or other formal or informal arrangement with any tax, revenue or fiscal authority.

                           (B) No transaction has or had been effected by the Company in respect of which any consent or clearance from the Revenue Commissioners or other taxation authority was required and which consent or clearance (as the case may be) was not obtained.

                  (iv)     RESIDENCE

                           The Company has not been at any time, for taxation purposes, resident in any jurisdiction other than the Republic of Ireland nor has it been at any time managed or controlled in or from any country other than the Republic of Ireland and the Company has at no time carried on any trade in any other country (whether through a branch, agency, permanent establishment or otherwise) and does not have a branch, agency or permanent establishment in any country other that the Republic of Ireland.

                  (v)      ATTACHMENT NOTICES

                           No notice of attachment has been served on the Company or in relation to any funds or assets of the Company under Section 1002 of TCA.

                  (vi)     GROUP RELIEF

                           The Company is not nor has ever been a member of a group of companies within the meaning of Section 590 or Section 616 TCA, Part 12 Chapter 5 TCA, or associated with any other company within the meaning of Section 432(1) TCA.

         (b)      COMPLIANCE

                  (i)      SUBMISSION OF COMPUTATIONS

                           The Company has submitted and the Revenue
                           Commissioners have (where relevant) agreed computations of its taxable profits in respect of all periods up to and including the Last Accounting Date.

                  (ii)     TAXATION ACCOUNTS, RECORDS AND RETURNS

                           The Company has for each accounting period up to and including the accounting period in which Completion falls:

                           (A) furnished the Inspector of Taxes with full and accurate particulars relating to its affairs;

                           (B) properly and within the prescribed periods of time made all returns, declarations and payments and given or delivered all notices, accounts and information required for the purposes of taxation;

                           (C) sufficient and proper records in relation to all events up to and including Completion including any claims or elections made to calculate the tax liability or relief which would arise on any disposal or on the realisation of any asset owned by the Company at Completion;

                           (D) duly and properly submitted all claims, elections, amendments to claims, withdrawals of claims and disclaimers which would be of benefit to the Company within the time limits laid down in the relevant legislation.

                           All such particulars, returns, notices, accounts information and payments have been correct in all material respects and on a proper basis and there is no dispute or disagreement outstanding nor any grounds or circumstances which might cause any dispute or disagreement with any tax, revenue or fiscal authority and no such dispute or disagreement is expected or contemplated or likely to commence regarding any liability or potential liability to any tax recoverable from the Company or the availability of any relief from tax.

                  (iii)    INTEREST ON TAX

                           The Company is not liable and has not at any time since the Last Accounting Date been liable to pay interest on overdue taxation.

                  (iv)     APPEALS

                           There is no appeal by the Company pending against any assessment to tax and the Company is not in default in payment of any tax within the period prescribed for such payment.

                  (v)      OFFENCES

                           Neither the Company nor any other person acting in relation to the Company has committed any act or made any omission which might constitute an offence under Sections 1078 or 1079, TCA.

                  (vi)     OFFSET BETWEEN TAXES

                           The Company is not nor has it ever been subject to the provisions of Section 1006A TCA and the regulations enacted under it.

                  (vii)    WITHHOLDING TAX

                           The Company has duly complied with the requirements of Section 239 TCA and with the requirements of all other provisions relating to the deduction and withholding of tax at source up to the date of this

                           Agreement and all such tax which has become due or will become due after Completion by virtue of an event pre-Completion to the Revenue Commissioners has been paid or will be paid to the Revenue Commissioners.

         (c)      TAX AVOIDANCE

                  (i)      TRANSACTIONS TO AVOID LIABILITY TO TAX

                           The Company has not entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of avoiding taxation. The Company has not been involved in any "tax avoidance transaction" within the meaning of Section 811 TCA and no provisions of that Section apply to the Company in respect of any event (whether or not involving the Company) which took place before Completion or in respect of any series of events, (whether or not such events or any of them involve the Company) taking place partly before Completion and partly after Completion.

                  (ii)     ARMS LENGTH TRANSACTIONS

                           The Company has not acquired nor disposed of any asset, supplied nor received any service nor entered into any transaction otherwise than by way of bargain at arm's length.

                  (iii)    DEPRECIATORY TRANSACTIONS AND DIVIDEND STRIPPING

                           No allowable loss which has arisen or which may hereafter arise on the disposal by the Company of shares in or securities of any company is liable to be disallowed in whole or in part by virtue of the application of Section 621 or 622 TCA.

         (d)      CORPORATION TAX

                  (i)      PAYMENTS TO OFFICERS AND EMPLOYEES

                           (A) The Company has not paid remuneration to its employees, officers or directors (either deemed or otherwise) in excess of such amount as will be deductible in computing the taxable profits of the Company; and

                           (B) The Company has not paid and will not pay remuneration or compensation for loss of office or make any gratuitous payment or any other payment in respect of management or other services rendered or to be rendered to the Company to any of its present or former directors or employees (deemed or otherwise) which will not be deductible in computing the taxable profits of the Company.

                  (ii)     SHARE SCHEMES AND RELIEFS

                           (A) In relation to the Company there is not and never has been in place an approved share option scheme under Schedule 32 Paragraph 7 TCA, an approved profit salary scheme under
                                    Section 509 to 518 and Schedule 11 TCA, an employee share ownership trust under Section 519 and Schedule 12 TCA, an approved savings related share option scheme under Sections 519A to 519C and Schedules 12A to 12B inclusive, or an approved share option scheme under Section 519D and Schedule C TCA.

                           (B) The employees of the Company have not benefited from Section 479 TCA in relation to shares in the Company.

                  (iii)    BUSINESS EXPANSION SCHEME

                           (A) The Company nor any of its shareholders is affected by the restrictions on the Business Expansion Scheme relief which are contained in Sections 489(7), (9), 490 and 491 TCA.

                           (B) The Company does not beneficially own nor has it ever beneficially owned shares to which Section 489 TCA apply or may have applied.

                  (iv)     TAXATION OF RENTS AND SIMILAR PAYMENTS

                           The Company has not effected nor entered into any act, transaction or arrangement of any nature whereby it has incurred or may hereafter incur any liability under or by virtue of any of Sections 98, 99, 100 and 103 TCA.

                  (v)      GROUP RELIEF

                           (A) The Company has not since its incorporation acquired from any other company any asset other than trading stock in circumstances where the companies were, at the time of the acquisition, members of the same Group of companies as defined in sections 590(16) and 616 TCA.

                           (B) The Company is not and will not at any time in the future become liable to make a subvention payment or any other payment for an amount surrendered by any other company under or in connection with the provisions of Section 411 TCA.

                  (vi)     LOSSES

                           No change of ownership of the Company has taken place in circumstances such that Section 401 TCA, has or may be applied to deny relief for a trading loss or losses incurred by the Company.

                  (vii)    CAPITAL ALLOWANCES

                           (A) The restrictions on the use of capital allowance for certain leased assets as set out in Sections 403 and 404 TCA, do not have application to any transactions entered into by the Company.

                           (B) The provisions of Section 317(3) TCA do not apply to any expenditure incurred by the Company in respect of which capital allowances are still being claimed.

                           (C) Any machinery or plant acquired for use for the purposes of the trade of the Company has been used wholly and exclusively for the purposes of the trade of the Company.

                           (D) On a sale of any machinery and plant for a consideration equal to the book value of the assets shown in or adopted for the purpose of the Completion Balance Sheet, no balancing charge under Section 288 TCA not fully provided for in the Completion Balance Sheet will arise.

                           (E) The provisions of Section 272 TCA have where applicable been properly implemented in the accounts of the Company.

                  (viii)   LIMITED PARTNERSHIPS

                           The provisions of Section 1013 TCA, do not apply to any transaction entered into by the Company.

                  (ix)     PAYMENT IN RESPECT OF PROFESSIONAL SERVICES

                           The Company has not, within the meaning of Sections 520 to 529 TCA, received payment in respect of professional services from an accountable person.

                  (x)      PAYMENTS TO SUBCONTRACTORS

                           The Company does not have any liability under Sections 530 and 531 TCA.

                  (xi)     DEALING IN OR DEVELOPING LAND

                           The Company has not entered into any transaction as a result of which it could be assessed to tax under Schedule D in accordance with Section 639 to 647 TCA.

                  (xii)    CLOSE COMPANIES

                           The Company is not and never has been a close company as defined in TCA and therefore the provisions of
                           Part 13 TCA do not apply to it.

                  (xiii)   RELIEFS

                           (A)      The Company has never claimed relief under
                                    Part 14 TCA.

                           (B) The Company is carryon on a trade for the purposes of the 12.5% rate of corporation Taxation.

                  (xiv)    OFFSHORE FUNDS

                           The Company does not own nor has it ever owned an asset which constitutes a material interest in an off-shore fund which is or has at any time been a non qualifying off-shore fund within the terms of Sections 740 to 747 TCA.

         (e)      DIVIDENDS AND DISTRIBUTIONS

                  (i)      DIVIDEND WITHHOLDING TAX

                           (A) In respect of all dividends paid on or after 6 April 1999, the Company has fully and correctly complied with the provisions of Chapter 8A of Part 6 TCA, and has deducted and accounted for all appropriate dividend withholding tax and has no outstanding liability in respect of dividend withholding tax.

                           (B) In respect of all dividends paid by the Company on or after 6 April 1999 which were exempt from dividend withholding tax, the Company has received and retained a declaration, in the form prescribed in
                                    Schedule 2A to TCA from the recipients of such dividends, evidencing that dividend withholding tax was not payable.

                           (C) In respect of all dividends paid by the Company on or after 6 April 1999 which were exempt from dividend withholding tax under
                                    Section 831(5) TCA the Company has complied with the requirements of Section 172K TCA.

                  (ii)     ADVANCE CORPORATION TAX ("ACT"):

                           The Company has no liability to ACT under Sections 159 to 172 TCA.

                  (iii)    DISTRIBUTIONS

                           No securities (within the meaning of Section 135(8)
                           TCA) issued by the Company and remaining in issue at the date of this Agreement were issued in such circumstances that any interest or other distribution out of assets in respect thereof falls to be treated as a distribution under Section 130(2)(d) TCA, nor has the Company agreed to issue securities (within that meaning) in such circumstances.

                  (iv)     TREATMENT OF DIVIDENDS ON CERTAIN PREFERENCE SHARES

                           Section 138 TCA, does not apply to any dividend paid by the Company in respect of its preference shares.

                  (v)      BUY BACK OF OWN SHARES

                           The Company has not at any time:

                           (A) repaid or redeemed or agreed to repay or redeem any shares of any class of its share capital or otherwise reduced or agreed to reduce its issued share capital or any class thereof; or

                           (B) capitalised or agreed to capitalise in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares debentures or other securities, any profits or reserves of any class or description or passed or agreed to pass any resolution to do so; or

                           (C) provided capital to any company on terms whereby the company so capitalised has in consideration thereof issued shares, loan stock or other securities where the terms of any such capitalisation were otherwise than by way of a bargain made at arm's length or where the shares, loan stock or other securities acquired are shown in the Accounts at a value in excess of their market value at the time of acquisition; or

                           (D) issued any share capital or security as paid up otherwise than by the receipt of new consideration within the meaning of Part 6 TCA.

         (f)      CAPITAL GAINS TAX

                  (i)      ROLLOVER RELIEF

                           The Company has not made any claim under Section 597 TCA, as respects the consideration for the disposal of or of its interest in any assets which are defined in the said Section 597 as "the old assets" or if there have been Section 597 claims, full particulars of each claim under Section 597 TCA 1997 have been furnished prior to the date of this agreement.

                  (ii)     RECONSTRUCTION/AMALGAMATION

                           The Company has not been a party to nor been involved in any share for share exchange nor any scheme of reconstruction or amalgamation such as are mentioned in Sections 583 to 588, Section 600, Section 615 or
                           Section 733 TCA, under which shares or debentures have been issued or any transfer of assets effected.

                  (iii)    GAINS ON DISPOSALS BY LIQUIDATORS AND OTHER PERSONS

                           The Company has no liability by virtue of the provisions of Section 571 TCA.

                  (iv)     UNREMITTABLE GAINS AND DEFERMENT OF LIABILITY

                           The Company has not made any claim under Section 1005 TCA, and no tax liability has been deferred under any other provision TCA including Sections 981 and 563(1) TCA.

                  (v)      GAINS ON DEVELOPMENT LAND

                           The Company has not entered into any transaction to which Section 648 to 653 TCA apply.

                  (vi)     ASSETS LOST, DESTROYED OR OF NEGLIGIBLE VALUE

                           There have been no claims under Section 538 TCA.

                  (vii)    SCHEMES TO CREATE CAPITAL GAINS TAX LOSSES

                           The Company has not entered into or taken any steps the object of which is a transaction which comes within or might come within Sections 549 and 817 TCA.

                  (viii)   TAXATION AND ACCOUNTING TREATMENT

                           Where the value of fixed assets have been stated in the Accounts in excess of their cost, any potential liability to Taxation on chargeable gains that would accrue on the sale of these assets at their values stated are either fully provided for or disclosed by way of note in the Accounts.

                  (ix)     FIXED ASSETS

                           For the purposes of evaluating whether a Tax
                           Clearance Certificate pursuant to Section 980 TCA is required, the value of the fixed assets shown in the Accounts represents the value which would be derived from such assets if sold by a willing buyer to a willing seller on an arm's length basis.

         (g)      STAMP/CAPITAL DUTY

                  (i)      CHARGE TO STAMP DUTY

                           The Company has duly complied with and has no liability under Section 2 of the Stamp Duties Consolidation Act, 1999 ("SDCA").

                  (ii)     STAMPING OF INSTRUMENTS

                           All documents in the possession or under the control of or which afford any right or rights to the Company or required in connection with the title of the Company to any matter or thing of the Company which attract stamp duty and capital duty have been properly stamped.

                  (iii)    RELIEFS, EXEMPTIONS OR REDUCTIONS FROM STAMP/CAPITAL
                           DUTY

                           No relief, exemption or reduction has been obtained from companies capital duty or stamp duty and without prejudice to the generality of the foregoing no relief, exemption or reduction has been obtained from companies capital duty or stamp duty under Section 119 SDCA or from stamp duty under Section 79 or
                           Section 80 SDCA which:

                           (A)      has become liable to forfeiture; or

                           (B)      may be forfeited in the future.

                  (iv)     PAYMENT OF STAMP DUTY AND CAPITAL DUTY

                           The Company has paid all capital duty, and interest, fines and penalties thereon payable in accordance with the provision of Section 116 of the SDCA, whether or not the due date for payment has passed.

         (h)      VALUE ADDED TAX ("VAT") AND CUSTOMS AND EXCISE DUTY

                  (i)      COMPLIANCE

                           (A) All customs duties, excise duties, common agricultural policy charges, VAT and other taxes, duties, charges or levies payable to the Revenue Commissioners (or appropriate fiscal or revenue authority) upon the importation of goods or assets imported, owned or used by the Company have been properly accounted for and recorded and have been paid in full prior to Completion.

                           (B) The Company is a registered and taxable person for the purposes of the Value Added Tax Act, 1972 ("VATA") and has complied in all respects with such legislation and all regulations made or notices issued thereunder and has maintained full complete correct and up to date records, returns, invoices and other documents (as the case may be) appropriate or requisite for the purposes thereof.

                           (C) The Company is not and has never been in arrears with or in default in relation to its payments or returns or notifications under the VAT legislation regulations or notices or liable to any abnormal or non routine payment or any forfeiture or penalty or to the operation of the penal provisions contained therein.

                           (D) The Company has not availed of the procedure in Section 19(3)(aa) VATA whereby a trader may account and make returns for VAT purposes other than after each two monthly taxable period.

                  (ii)     REQUIREMENT TO GIVE SECURITY FOR VAT

                           The Company has not been required by appropriate fiscal authorities to give security under VAT legislation.

                  (iii)    COMPUTATION OF THE PROFITS OF THE BUSINESS

                           There is no dispute or disagreement outstanding nor is any contemplated at the date of this Agreement with any revenue authority regarding the proper treatment for VAT purposes of any supplies of goods or services made (or treated as made) in the course of the business of the Company and there are no circumstances which make it likely that any such dispute or agreement will commence.

                  (iv)     GROUP REGISTRATION

                           Save as disclosed, no arrangement exists or has existed whereby pursuant to Section 8(8) VATA and Regulation 5 of the Value Added Tax Regulations 1979 (as amended) the business activities of the Company are or were deemed to be carried on by any other person or the business activities of any other person are or were deemed to be carried on by the Company.

                  (v)      FORFEITURE OF GOODS AND FRAUDULENT RETURNS

                           No goods transferred or to be transferred from the Company are liable to forfeiture by virtue of Section 27(9), 27(9A) or 27(10) VATA.

                  (vi)     EXEMPT SUPPLIES

                           The Company has not made and does not make any supplies which are exempt for VAT purposes.

                  (vii)    IMMOVABLE GOODS

                           (A) The Company has not applied to waive exemption in relation to any immovable goods in accordance with Section 7 VATA and regulation 4 of the Value Added Tax Regulations 1979.

                           (B) The Company does not engage in the letting of immovable goods for periods of less than ten years.

                  (viii)   APPOINTMENT AS AGENT FOR NON-RESIDENTS

                           The Company has not at any time acted as an agent of any person not established in Ireland within the meaning of section 37 VATA 1972.

                  (ix)     SELF-SUPPLY OF GOODS/SERVICES

                           The Company has not supplied any goods falling within the meaning of Sections 3(1)(e) to Section 3(1)(f) inclusive VATA nor supplied any services falling within the meaning of Section 5(3) VATA at any time.

         (i)      CAPITAL ACQUISITIONS TAX ("CAT")

                  (i)      CAT AS A CHARGE OVER ASSETS AND SHARES

                           There is no unsatisfied liability to CAT attached or attributable to the Shares or any of the assets of the Company and the Shares and the said assets are not subject to a charge in favour of the Revenue Commissioners.

                  (ii)     EFFECT OF AGREEMENT

                           The entering into this Agreement will not give rise to a charge to CAT and no person is liable to capital acquisitions tax attributable to the value of any of the Shares and in consequence no person has the power to raise the amount of such tax by sale or mortgage or by a terminable charge on any of the Shares.

                  (iii)    ARRANGEMENTS REDUCING VALUE OF COMPANY SHARES

                           The Company has not entered into nor taken any steps the object of which is a transaction which comes within Section 90 of the Finance Act, 1989.

                  (iv)     RELIEFS

                           The shares in the capital of the Company have not been the subject of a claim for relief in accordance with paragraph 9 of Part I of the Second Schedule to the Capital Acquisition Act, 1976 or Chapter 1 of
                           Part VI of the Finance Act 1994 in circumstances where any of the conditions of the relevant relief have been breached by a subsequent disposal of the shares or otherwise.

         (j)      PAYE, SOCIAL WELFARE AND LEVIES

                  (i)      COMPLIANCE

                           The Company has properly operated the PAYE system of deduction and of accounting to the Revenue Commissioners (and all similar systems to the appropriate authority in any other jurisdiction) for tax chargeable on the remuneration of its employees (deemed or otherwise) and has properly operated Social Welfare and Pay Related Social Insurance deductions (both employer's and employees') deductions (or their equivalent in any other jurisdiction) and has made all payments to the relevant authority in respect thereof and any other levies and impositions due in respect of the employees of the Company have been duly paid.

                  (ii)     REGISTRATION PURSUANT TO SECTION 986 TCA

                           The Company is registered for the purposes of regulations made under Section 986 TCA, and has complied in all respects with such regulations and has maintained full, complete, correct and up to date records appropriate or requisite for the purposes thereof.

                  (iii)    PAYMENT

                           The Company is not in arrears with its payments or returns required under regulations made under Section 986 TCA, nor liable to interest or any abnormal or non-routine payment or any forfeiture or penalty or to the operation of any penal provisions due to non-compliance with the said regulations.

                  (iv)     RECORDS

                           The Company has complied in all respects with Part II, Chapters 1,2,4,5 and 6 , Social Welfare (Consolidation) Act, 1993 as amended, Health Contributions Act, 1979, Youth Employment Agency Act, 1981 and Section 16 Finance Act, 1983 and any regulations made under those Acts and has maintained full, complete, correct and up to date records appropriate or requisite for the purposes thereof and has not committed any offence under Section 213, Social Welfare (Consolidation) Act, 1993 as amended, and is not liable to any abnormal or non-routine payment or any forfeiture or penalty or to the operation of any penal provisions due to non-compliance with the said Acts and/or regulations.

                  (v)      REMITTANCE OF PAYE

                           The Company has not availed of the Income Tax (Employments) Regulations 1989 (SI No. 58 of 1989) whereby an employer may make remittances of PAYE deducted from his employees at longer intervals than the normal monthly remittance basis.

7.       ASSETS

         (a)      TITLE, CONDITION AND SUFFICIENCY OF ASSETS

                  (i) All assets included in the Accounts or acquired by the Company since the Last Accounting Date (other than trading stock subsequently disposed of in the ordinary and usual course of business) and all assets used by the Company are:

                           (A) legally and beneficially owned by the Company free from any Encumbrance; and

                           (B)      where capable of possession, in the
                                    possession or under the control of the
                                    Company.

                  (ii) The vehicles and all other equipment, furniture and fittings used in connection with the business of the
                           Company:

                           (A) is in good repair and condition, ordinary wear and tear excepted; and

                           (B) is operating in accordance with all relevant licences, regulations and permits governing its use.

                  (iii) Maintenance contracts are in full force and effect in respect of all assets of the Company.

                  (iv) The assets owned or leased by the Company and the facilities and services to which the Company has a contractual right comprise all the assets, facilities and services reasonably necessary for the carrying on of the business of the Company in the manner in which it is presently conducted.

         (b)      HIRE PURCHASE AND LEASED ASSETS

                  Except in the ordinary course of business, the Company is not a party to, nor has any material liability under, any lease or hire, hire purchase, credit sale or conditional sale agreement.

         (c)      STOCKS

                  The level of stocks of the Company is reasonable having regard to current demand.

8. INTELLECTUAL PROPERTY, CONFIDENTIAL INFORMATION, KNOW-HOW AND INFORMATION TECHNOLOGY

         (a)      INTELLECTUAL PROPERTY

                  (i)      Each of the Intellectual Property Rights is:

                           (A) valid and enforceable and to the Seller's knowledge nothing has been done or failed to be done by which it has ceased to be valid and enforceable;

                           (B) legally and beneficially owned by, and/or validly granted to, the Company alone, free from any licence, Encumbrance, restriction on use, or disclosure obligation; and

                           (C) not, and to the Seller's knowledge will not be, the subject of a claim or opposition from a person (including, without limitation, an employee or former employee of the Company) as to title, validity, enforceability, entitlement, or otherwise.

                  (ii) Schedule 5 contains details of the registered Intellectual Property Rights (including, without limitation, applications for registration) in respect of which the Company is the registered owner, or applicant for registration.

                  (iii) All of the registered Intellectual Property Rights in respect of which the Company is the registered proprietor are valid and subsisting, all renewal fees in respect of such Intellectual Property Rights which are due have been paid, and all other steps required for the continued registration of such Intellectual Property Rights have been taken, in any jurisdiction in which they are registered.

                  (iv) To the Seller's knowledge nothing has been done or failed to be done by which a person is or will be able to seek cancellation, rectification or other modification of a registration of any of the Intellectual Property Rights.

                  (v) There are to the Seller's knowledge, as at the date of this Agreement, no proceedings, actions or claims, impugning the title, validity or enforceability of any of the Intellectual Property Rights owned by the Company, or claiming any right or interest in any of the Intellectual Property Rights owned by the Company. There are to the Seller's knowledge, as at the date of this Agreement, no proceedings, actions or claims, impugning the title, validity or enforceability of any of the Intellectual Property Rights owned by any third party, or claiming any right or interest in any of the Intellectual Property Rights owned by any third party.

                  (vi) The Company has not granted nor is it obliged to grant a licence, sub-licence, assignment, or other right, in respect of any of the Intellectual Property Rights to any third party.

                  (vii) There is, and has been, to the Seller's knowledge no infringement of any of the Intellectual Property Rights.

                  (viii) The activities, processes, methods, products or services used, manufactured, dealt in or supplied on or before the date of this Agreement by the Company:

                           (A) are not at the date of this Agreement, nor were they at the time used, manufactured, dealt in or supplied, subject to the licence, consent or permission of, or payment to, another person;

                           (B) do not at the date of this Agreement, nor did they to the Seller's knowledge at the time used, manufactured, dealt in or supplied, infringe the Intellectual Property (including, without limitation, moral rights) of another person; and

                           (C) have not given, and will not to the Seller's knowledge give, rise to a claim against the Company.

                  (ix) To the Seller's knowledge, no party to an agreement relating to the use by the Company of Intellectual Property owned by a third party is, or has at any time been, in breach of the agreement.

                  (x) The Intellectual Property Rights comprise all the Intellectual Property necessary for the Company to operate the Business as it has been operated before the date of this Agreement.

                  (xi) The Company is entitled to use all Confidential Information owned by it, without restriction, in the Business as presently carried on. The Company is entitled to use all Confidential Information owned by third parties and in its possession in the Business without restriction, and the Company has not disclosed any Confidential Information, or know-how whether owned by the Company or any third party to any third party, other than subject to written confidentiality agreements and in accordance with its obligations to any third party.

                  (xii) The Company does not use, nor operate its business under, a name other than its corporate name.

                  (xiii) No moral rights have been asserted against the Company which adversely affect the use of any of the Intellectual Property in the business of the Company.

         (b)      INFORMATION TECHNOLOGY

                  (i) The Information Technology comprises all of the information technology systems necessary for the Company to operate the Business as it is being operated at the date of this Agreement.

                  (ii) There are not and, in the two years prior to the date of this Agreement there have not been, any failures or breakdowns of any Information Technology used in connection with the Business of the Company which have caused either a disruption or interruption to the Business of the Company.

                  (iii) The Company has in force maintenance contracts for all material items of Information Technology which it uses, all of which are valid and subsisting, are of a duration of not less than 12 months after the Completion Date, are sufficient for the purposes of the Company as presently carried out, and will not be affected by any change of control of the Company and, in respect of which the Company is in compliance.

                  (iv) The Company is not in breach of any rights and/or licences to which it is a party pursuant to which it uses any Information Technology, all of which are valid and subsisting, are of a duration of not less than 12 months after the Completion Date, are sufficient for the purposes of the Company to carry on its Business as presently carried out, and will not be affected by any change in control of the Company.

                  (v) The Company has full and complete copies of all source codes for all software which it owns and has satisfactory arrangements in place for access (including, but not limited to, use of) to the source code of all software licensed to the Company, none of which will be affected by any change in control of the Company, is in full compliance with the terms of all source code escrow agreements.

                  (vi) The Company has in place documented policies and procedures:

                           (A) to prevent unauthorised or malicious access and\or use of the Information Technology, whether internal or external to the Company;

                           (B) for taking and storing back-up, security, and archival copies of all software and data, which are stored off-site in a secure environment.

                  (vii) None of the records, systems, data or information of the Company is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held or to the Seller's knowledge accessible by any means (including, without limitation, an electronic, mechanical or photographic process computerised or not) which are not under the exclusive ownership and direct control of the Company.

         (c)      DATA PROTECTION

                  (i) The Company has obtained and maintained in force each registration under the Data Protection Acts 1988 and 2003 (together the "Data Protection Acts") necessary or appropriate in relation to the Business including, without limitation, each registration relating to the obtaining, holding, processing, transfer and disclosure of personal data effected by the Company (including, without limitation, to the Buyer).

                  (ii) The Company has in respect of personal data relating to the Business at all times complied with the Data Protection Principles contained in Section 2 of the Data Protection Act 1988, as amended.

         (d)      ADVERTISING MATERIAL

                  All advertising and marketing materials used in connection with the business of the Company comply with all legal requirements applicable in the Territory and such materials are not defamatory.

         (e)      EFFECT OF SALE

                  The execution or performance of this Agreement and all other documents which are to be executed at Completion will not:

                  (i) conflict with or result in the breach of or constitute a default under any of the terms, conditions or other provisions of:

                           (A) any agreement licence or instrument to which the Company is a party; or

                           (B) any provision of the Memorandum and Articles of Association of the Company; or

                           (C) any Encumbrance, lease, contract, Order, Judgment, award, injunction, regulation or other restriction or obligation of any kind or character by which or to which any assets of the Company is bound or subject;

                  (ii) relieve any person from any obligation to the Company (whether contractual or otherwise) or enable any person to determine or avoid any such obligation or any right or benefit enjoyed by the Company or enable any person to exercise any right whether under an agreement with or otherwise in respect of the Company;

                  (iii) result in the creation, imposition, crystallisation or enforcement of any security interest whatsoever on any assets of the Company.

         (f)      BUSINESS DEALINGS

                  As a result of the acquisition of the Shares by the Buyer no:

                  (i) supplier of the Company will be entitled to cease or, to the Seller's knowledge, will cease under the terms of any material contract, agreement or arrangement, supplying the Company, or to the Seller's knowledge will substantially reduce its supply or modify its terms of supply to the Company;

                  (ii) client or customer of the Company will be entitled to cease or, to the Seller's knowledge, will cease under the terms of any material contract, agreement or arrangement, to deal with the Company, or to the Seller's knowledge may substantially reduce its existing level of business or alter the basis upon which it does business with the Company;

                  (iii) benefit of any right or privilege which the Company enjoys under any material contract, agreement or arrangement will be lost; and

                  (iv) officer or senior employee of the Company will to the Seller's knowledge leave the employ of the Company.

9.       INSURANCE

         (a) Copies of all current insurance and indemnity policies (the "Policies") in respect of which the Company has an interest have been provided to the Buyer, together with a list of such Policies and all premiums due in respect of the Policies have been fully paid and the next renewal dates for each of the Policies is as set out in the Disclosure Letter.

         (b) To the Seller's knowledge, there are no circumstances which are likely to lead to any liability under such Policies being avoided by insurers or the premiums increased and all of the Policies are in full force and effect and are not void or voidable and nothing has been done or omitted to be done by the Company which would make any of the Policies void or voidable.

         (c) No claim is outstanding under any of the Policies and, to the Seller's knowledge, no event has occurred, and no circumstances exist, which gives rise, or are likely to give rise, to any claim under any of the Policies.

         (d) To the Seller's knowledge, nothing has been done or omitted to be done by the Company which is likely to result in an increase in premium under any of the Policies.

         (e) The Company is now, and has since incorporation been, adequately covered against accident, damage, injury, public liability, third party loss (including product liability), loss of profits and other risks normally covered by insurance and the Properties and all other assets of an insurable nature of the Company are insured with a reputable insurance office or underwriters in amounts representing their full reinstatement or replacement value against fire and other risks normally insured against by persons carrying on business similar to that of the Company.

         (f) Except as disclosed, all claims made by the Company under its past and present insurance policies have been settled in full by the relevant insurers.

10.      PROPERTY

         (a)      DESCRIPTION

                  The Property set out in the Property Schedule comprises all the land and buildings occupied and/or used by the Company or otherwise used in connection with the Business of the Company.

         (b)      USE OF PROPERTY

                  (i) All necessary permissions, consents and licences relating to the Property, its current use and the conduct of the Company's Business therefrom have been obtained and any attached conditions have been satisfied.

                  (ii) The Property is not subject to any matters which might adversely affect, in any material respect, the proper use, occupation or enjoyment thereof for the purpose for which it is used as at the date of this Agreement.

         (c)      ACCESS & SERVICES

                  (i) The Property is directly served by and/or has the benefit of all means of access, rights, easements, services and other facilities necessary for its use as at the date of this Agreement;

                  (ii) To the Seller's knowledge, there are no proposed schemes or orders affecting any road or highway giving access to the Property or any right, easement, service or facility necessary for its current use and enjoyment and there are no circumstances likely to lead to any such proposal, scheme or order which would adversely affect the use or enjoyment of the Property;

                  (iii) There are no rights, easements, licences or informal arrangements public or private, enjoyed or being acquired by or against the Property and none have been proposed or granted or are necessary to permit the owner or occupier of any adjoining land to come on to the Property or to permit the Company to go into any adjoining property whether for the purposes of access, parking, fire escape, repair, maintenance, re-development or otherwise; and

                  (iv) To the Seller's knowledge, no person is entitled to or has threatened to terminate, curtail, restrict or interrupt any right, easement, service or facility appurtenant to the Property.

         (d)      FORMER PROPERTY

                  The Company does not have any outstanding obligations (whether existing or contingent) in respect of any properties formerly owned or occupied or used by it or in respect of which it had an interest or acted as Surety.

         (e)      LEASEHOLD PROPERTY

                  (i) the leases provided and referred to in the Property Schedule constitute the entire agreement relating to occupation by the Company of the Property and there are no other agreements or arrangements (written or unwritten) relating to the occupation by the Company of the Property;

                  (ii) where the rent reserved by any lease is subject to review, all rent review notices have been served within the requisite time limits, no review is pending and there are no disputes outstanding as to the settlement of the level of rent;

                  (iii) where the Property is insured by the landlord thereof the Company is a joint insured with the landlord on all relevant policies of insurance in respect of the Property occupied by it or the interest of the Company has been noted on the relevant policy or policies of insurance and the insurers have waived subrogation rights against the Company;

                  (iv) where services are to be performed by the landlord or superior landlord such services have been duly and effectively performed throughout the Company's occupation of the Property.

         (f)      CONDITION

                  The buildings and other structures on the Property are in good and substantial repair, reasonable wear and tear excepted.

         (g)      COVENANTS

                  All covenants, restrictions, obligations, conditions, agreements or other matters to which the Property is subject have been complied with, the Company has not received any notice of any outstanding or alleged breach or failure to comply therewith and there are no circumstances within the Seller's control which may lead to any such notice being served.

         (h)      STATUTORY NOTICES

                  The Company has not received any notice that the Property is or may be affected by any of the following matters:

                  (i)      any closing, demolition or clearance order;

                  (ii) any enforcement notice which has not been complied with;

                  (iii) any compensation received consequent upon a refusal of any planning consent or the imposing of any restrictions on any planning consent;

                  (iv) any order or proposal of which notice has been given to Company for the compulsory acquisition or requisition of the whole or any part thereof or modification of any planning permission or the discontinuance of any use or the removal of any building;

                  (v) any provision in any development plan or proposal in any draft development plan restricting, regulating or adversely affecting the use or development of it or any part of it;

                  and the Seller knows of no reason why the Property should become so affected.

         (i)      LEGISLATIVE MATTERS

                  The Company has complied in all material respects with all applicable laws (including common law) and with all applicable bye-laws, statutes, regulations, orders, instruments, decrees, notices, certificates and judgements of any government, local government, executive, administrative, judicial or regulatory authority or agency in relation to or affecting the Property.

         (j)      With respect to any leases to which the Property is subject:

                  (i) the Seller and/or the Company have provided the Buyer with particulars of any notices or other matters which may affect them and/or the occupation or use of the Property; and

                  (ii) the Company has fully performed and observed all of the covenants and conditions imposed by the landlord and there are no notices relating to them nor are there any outstanding reviews, matters or proceedings pending or which are anticipated but have yet to be commenced or concluded.

         (k)      OUTSTANDING CONTRACTS

                  The Company has not entered into any agreement to dispose of the Property or any part thereof or any interest therein or right thereover or to acquire any other property or interest therein or right thereover which has not been completed.

11.      AGREEMENTS

         (a)      ALL AGREEMENTS

                  All material written contracts and agreements of the Company relating to the Business are valid and enforceable. Complete and accurate copies of these contracts and agreements are annexed to the Disclosure Letter together with any variations thereto and the Seller is not aware of any material oral contracts or arrangements of the Company relating to the Business.

         (b)      VALIDITY OF AGREEMENTS

                  No party with whom the Company has entered into any agreement or arrangement has given any notice to the Company of its intention to terminate, or, to the Seller's knowledge, has otherwise sought to repudiate or disclaim, the agreement or arrangement.

         (c)      NO BREACH

                  To the Seller's knowledge, neither the Company nor any party with whom the Company has entered into any agreement or arrangement is in material breach under any agreement or arrangement. To the Seller's knowledge, no matter exists which might give rise to a breach of this type.

         (d)      MATERIAL AGREEMENTS

                  The Company is not a party to nor has any liability under any long term, onerous or unusual agreement, arrangement or obligation, including:

                  (i) Any agreement, arrangement or obligation which was entered into otherwise than in the ordinary and usual course of its business;

                  (ii) Any agreement, arrangement or obligation which was entered into otherwise than by way of a bargain at arm's length;

                  (iii) Any sale or purchase option or similar agreement, arrangement or obligation affecting any assets owned or used by the Company or by which the Company is bound;

                  (iv) Any agreement, arrangement or obligation which cannot readily be fulfilled or performed by the Company on time or without undue or unusual expenditure of money or effort;

                  (v) Any contract of purchase or sale of any properties or any other property purchased or sold by the Company in the five years preceding the Completion Date;

                  (vi) Any guarantee, comfort letter, lease back obligations, underwriting obligation or indemnity given by the Company (other than guarantees given in the normal course of trading);

                  (vii) Any agreement for the hire, rent, hire purchase or purchase on deferred terms by the Company of any asset (other than the Properties) excluding hirings and leases for periods of less than one month and agreements in respect of which the annual rental or payment does not exceed EUR10,000;

                  (viii) Any agreement or arrangement under which any person has authority to pledge the credit of the Company;

                  (ix) Any agreement or arrangement relating to the business of the Company which includes a provision enabling a third party to terminate such agreement on or following Completion as a result of the sale and/or purchase of the Shares and in respect of which any such termination would have an adverse effect on the Company or the Company's business and no such agreements or arrangements will be terminated following Completion;

                  (x) Any loan capital or other indebtedness of the Company which will become repayable or any security given by the Company which will or may become enforceable by reason of the acquisition by the Buyer of the Shares;

                  (xi) Any obligation on the part of the Company to pay any royalty or other similar periodic sums in the nature of royalties;

                  (xii) Any mortgage, charge, lien, encumbrance, debenture or other security interest; or

                  (xiii)   Any power of attorney given by the Company.

         (e) The Company is not a party to any agency, distribution, marketing, purchasing, service, licensing or management agreement or arrangement or is a party to any other agreement which cannot be terminated by the Company on less than three months' notice without payment of compensation.

         (f) To the Seller's knowledge, there has been no material breach of any warranty, term or condition made by or on behalf of the Company or for which the Company may be liable.

         (g)      AGENCY AGREEMENTS, JOINT VENTURES ETC.

                  The Company is not a party to nor has any liability under:

                  (i) any agreement or arrangement whereby the Company is a member of a joint venture, consortium, partnership or incorporated or unincorporated association (other than bona fide trade associations); or

                  (ii) any agreement or arrangement which restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit.

         (h)      GUARANTEES ETC.

                  Save as disclosed in the Accounts, there is not outstanding in respect of the Company or any director or shadow director of the Company or any person Connected with any of them any guarantee, indemnity or suretyship given by or for the benefit of the Company or any director or shadow director of the Company or any person Connected with any of them.

         (i)      LOANS ETC.

                  With the exception of the loans, quasi-loans, credit transactions, debts and securities particulars of which are contained in the Disclosure Letter, all of which have been entered into in compliance with all legal and statutory requirements and conditions, there are:

                  (i) no credit transactions outside the ordinary course of business or loans or quasi-loans or made by the Company to the Seller or any director or shadow director of the Company or any person Connected with any of them;

                  (ii) no debts owing to any of the Company by the Seller or any director or shadow director of the Company or any person Connected with any of them;

                  (iii) no debts owing by the Company other than debts which have arisen in the ordinary course of business; and

                  (iv) no securities for any such loans or debts as aforesaid.

         (j)      CONTRACTS WITH SELLER OR DIRECTORS ETC.

                  With the exception of the contracts and arrangements particulars of which are contained in the Disclosure Letter, there are no existing contracts or arrangements to which the Company is a party and in which the Seller or any director or shadow director of the Company or any person Connected with any of them is interested, whether directly or indirectly.

         (k)      ARRANGEMENTS OR UNDERSTANDINGS

                  There are not outstanding any arrangements or understandings (whether legally binding or not) between the Company and any person who is a shareholder, or the beneficial owner of any interest in, or any director or shadow director of the Company or any person who is Connected with any of them, or in any company in which the Company is interested, or any person Connected with any such person, relating to the management of any of the Company's business, or the appointment or removal of directors of the Company, or the ownership or transfer of ownership or the letting of any of the assets of the Company, or the provision, supply or purchase of finance, goods, services or other facilities to, by or from the Company, or otherwise howsoever relating to its affairs.

         (l)      WARRANTIES AND INDEMNITIES

                  Except in the ordinary course of business, the Company has not at any time prior to Completion sold or otherwise disposed of any shares or assets in circumstances such that it is, or may be, still subject to any liability (whether contingent or otherwise) under any representation, warranty or indemnity given or agreed to be given on or in connection with such sales or disposal or, in the case of any acquisition by the Company of any shares or assets, made or omitted or failed to make or fully prosecute any claim capable of being made under any representation, warranty or indemnities given or agreed to be given on or in connection with such acquisitions.

12.      TERMS OF TRADE AND BUSINESS

         (a)      CREDITORS

                  The Company has paid its trade creditors in the normal course. No debt owing by the Company has been due for more than 3 months unless it has been fully reserved for in the Accounts.

         (b)      DEBTORS

                  No debt shown in the Accounts or the accounting records of the Company is overdue by more than 3 months unless it has been fully reserved for in the Accounts.

         (c)      SUPPLIERS AND CUSTOMERS

                  Neither during the financial period of the Company ended on the Last Accounting Date nor during the period commencing on the Last Accounting Date and ending on the date of this Agreement has any person (either individually or jointly with any other person) purchased from or sold to the Company more than five per cent. of the aggregate amount of all purchases or sales made by the Company during these periods.

         (d)      LICENCES, AUTHORISATIONS AND CONSENTS

                  (i) The Company has obtained all licences, authorisations and consents reasonably required for the proper carrying on of its business and all licences, authorisations and consents (short particulars of which are set out in the Disclosure Letter) are valid and subsisting.

                  (ii) The Company is not in material breach of any such licences, authorisations or consents and, to the Seller's knowledge, no circumstances exist which may result in any of them being revoked or not renewed, in whole or in part.

13.      EMPLOYEES

         (a)      GENERAL

                  (i) There are in existence service agreements or employment contracts with all officers and employees of the Company. No consultancy, independent contractor or service provider agreements or arrangements exist between the Company and any third party.

                  (ii) There is not in existence any service agreement with any officer or employee of the Company which cannot be terminated by three months' notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) and the Company has not received notice of resignation from any key employees and to the Seller's knowledge there are no commitments or undertakings to any such persons other than as set forth in formal written agreements or contracts already disclosed in writing to the Buyer.

                  (iii) No offers of employment have been made to employees who have accepted but not yet started employment.

                  (iv)     Full particulars are contained in the Disclosure
                           Letter of:

                           (A) the total number of employees (including officers, part time employees and agency employees) of the Company including those who are on maternity or other protective leave or absent on the grounds of disability or other long term leave of absence, and have or may have a statutory or contractual right to return to work with the Company; and

                           (B) the names of all employees (including officers, part time employees and agency employees) of the Company, such names being set out in a list for the Company, such list being split between permanent employees, temporary employees, full-time employees, part-time employees and employees on fixed term contracts and having the following headings and setting out the relevant details on each such employee under such headings:

                                    (I)      employee names and addresses;

                                    (II)     salaries/wages and other benefits
                                             of any kind;

                                    (III)    dates of birth/age;

                                    (IV)     dates of commencement of
                                             employment;

                                    (V)      number of years continuous
                                             employment (including previous
                                             employment where relevant);

                                    (VI)     participation in benefit schemes
                                             (e.g. VHI/BUPA, permanent health
                                             insurance, life assurance, pension
                                             scheme, share and share option
                                             schemes and profit sharing);

                                    (VII)    notice entitlements;

                                    (VIII)   grades/positions;

                                    (IX)     holiday entitlement;

                                    (X)      sick pay schemes;

                                    (XI)     bonus, commission, or incentive
                                             schemes;

                                    (XII)    company cars, car allowances;

                                    (XIII)   any customs and practices for the
                                             time being between the Company and
                                             any trade union and any agreements
                                             or arrangements, whether binding or
                                             otherwise, for the payment of
                                             compensation on termination of
                                             employment including, in
                                             particular, redundancy entitlement
                                             and early retirement terms; and

                                    (XIV)    where any employee is continuously
                                             absent from work for a period in
                                             excess of one month, the reason for
                                             the absence.

                  (v) The basis of the remuneration payable to the officers or employees of the Company is the same as that in force at the Last Accounting Date and the Company is not obliged to increase nor has made any provision to increase the aggregate annual remuneration payable to the officers and employees by more than five per cent.

                  (vi) There are no amounts owing to any present or former officers or employees of the Company other than remuneration accrued to date or for disbursement of business expenses.

                  (vii) To the Seller's knowledge there is no agreement or arrangement between the Company and any officer or employee or former employee with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or service or previous employment or service (as the case may be).

                  (viii) The Company has maintained current and adequate records regarding the service of each of its current and former officers and employees including, without limitation, details of terms of employment, holidays, working hours and rest breaks, payment of sick pay, statutory maternity pay, disciplinary and health and safety matters, income tax and social security contribution and termination of employment.

                  (ix) No current or former officer or employee of the Company has given or received notice terminating his or her employment.

                  (x) No employee or officer of the Company is assigned or employed wholly or mainly outside of Ireland.

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

                  (xi) No employee or former employee of the Company is currently on maternity leave, paternity leave, parental leave, adoptive leave, carer's leave, study leave or other approved absence (other than holiday leave) or has a right to return to work pursuant to the Maternity Protection Act, 1994, the Adoptive Leave Act, 1995, the Parental Leave Act, 1998 or the Carer's Leave Act, 2001, and no employee of the Company is on long term absence from work due to ill health.

                  (xii)    On or prior to completion:

                           (A)      all pay related social insurance
                                    contributions (both employer's and
                                    employees') due and payable at Completion by the Company will have been duly paid;

                           (B) all amounts due to the Revenue Commissioners in respect of deductions which have been made or which should have been made by the Company in accordance with PAYE regulations from time to time in force have been deducted so that the Company will not have any liability in respect thereof;

                           (C) to the Seller's knowledge all certificates relating to matters referred to in this paragraph which by law are required to be given by employers to employees have been given to all employees of the Company and are true and accurate in all material respects.

                  (xiii) There are no schemes in operation by or in relation to the Company whereunder any employee of the Company or any other person whatsoever is entitled to a commission, incentive payment, remuneration bonus or other payment of any sort calculated by reference to the whole or any part of the turnover, profits or sales of the Company.

                  (xiv) Every employee or former employee of the Company who should have been treated as employed for tax purposes has been so treated.

                  (xv)     The Company has not incurred any liability:

                           (A) for breach or termination of or variation of any service agreement with any of its officers or employees or former officers or employees including, without limitation, redundancy payments, compensation for wrongful dismissal or unfair dismissal or failure to comply with any order for the reinstatement or re-engagement of any officer or employee or former officer or employee; and

                           (B) for breach or termination of any consultancy agreement.

                  (xvi) There are no written agreements or arrangements, and to the Seller's knowledge there are no unwritten agreements or arrangements, between the Company and any of its employees or former employees with respect to past and/or current redundancy payments;

                  (xvii) The Company does not have in existence nor is it proposing to introduce a sick pay scheme;

                  (xviii) The Company has not agreed to make any payment to its employees on maternity or other protective leave;

                  (xix) The Company does not pay nor is it proposing to introduce payment of commission to any of its employees;

                  (xx) No employee is in receipt of or entitled to more than 20 days holidays per calendar year;

                  (xxi) Save as disclosed in the Disclosure Letter, there is no agreement or arrangement between the Company and any of its employees with respect to payment by any of the Company of any of its employee's medical insurance/VHI/BUPA.

                  (xxii) Save as disclosed in the Disclosure Letter, there is no agreement or arrangement between the Company and any of its employees or officers with respect to payment by the Company of a car allowance or provision of a car to any of its employees or officers;

                  (xxiii) To the Seller's knowledge the Company is not liable to make payment to any person pursuant to the Employment Equality Act, 1977 the Anti-Discrimination
                           (Pay) Act, 1974 or the Employment Equality Act, 1998.

         (b)      PAYMENTS ON TERMINATION

                  Except as disclosed in the Accounts:

                  (i) no liability has been incurred by the Company for breach or termination of any service agreement or employment contract with any of its employees or former employees including, without limitation, redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or failure to comply with any order for the reinstatement or re-engagement of any employee or former employee;

                  (ii) no liability has been incurred by the Company for breach or termination of any consultancy agreement or other contract for services; and

                  (iii) the Company has not made nor agreed to make or promised any payment or provided or agreed to provide any material benefit or gratuitous payment to any current or former officer or employee of the Company or any dependent of any current or former officer or employee in connection with the actual or proposed termination or suspension of employment or variation of any service agreement of any present or former director or employee.

         (c)      NON-ALLOWABLE PAYMENTS

                  The Company has not made nor agreed to make any payment to or provided or agreed to provide any benefit for any current or former officer or employee which is not allowable as a deduction for the purposes of taxation.

         (d)      LIABILITIES FOR EMPLOYEES

                  The Company is not liable to pay any industrial training levy nor has outstanding any undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, taxation or other impost arising in connection with the employment or engagement of current or former officers or employees by it.

         (e)      CLAIMS BY EMPLOYEES

                  There are no claims in existence, pending or threatened against the Company:

                  (i) by a current or former employee or third party, in respect of any accident or injury which is not fully covered by insurance;

                  (ii) by a current or former officer or employee in relation to his terms and conditions of employment or appointment; or

                  (iii) by a current or former employee for unfair dismissal, notice, redundancy, wrongful dismissal or breach of contract;

                  nor to the Seller's knowledge is the Company aware of any circumstances which could reasonably give rise to such a claim.

         (f)      INDUSTRIAL DISPUTES AND NEGOTIATIONS

                  The Company is not involved in any dispute or negotiation regarding a claim of material importance with any trade unions or association of trade unions or organisation or body of employees, and the Company is not aware of any facts or circumstances that exist which might reasonably lead to any such dispute and during the past two calendar years the Company has not had a strike or lockout or any other labour dispute which has materially disrupted its business.

         (g)      REDUNDANCIES AND TRANSFER OF BUSINESS

                  Within the period of one year ending on the date of this Agreement, the Company has not:

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

                  (i) given notice of any redundancies to its employees and/or the Minister for Enterprise, Trade and Employment or started consultations in respect of redundancies with any trade union or directly with employees and/or their representatives whether pursuant to the Protection of Employment Act, 1977 and 2000 or Regulation 7 of the European Communities (Safeguarding of Employees' Rights on Transfer of Undertakings) Regulations 1980 and 2003 or otherwise; nor

                  (ii) been a party to any relevant transfer within the scope of the European Communities (Safeguarding of Employees' Rights on Transfer of Undertakings) Regulations, 1980 and 2000 nor has the Company failed to comply with any duty to inform and consult any trade union under those Regulations.

         (h)      TRADE UNIONS

                  Full and complete details of all recognised trade unions and all collective bargaining or procedural or other agreements or arrangements in existence relating or relevant to any of the employees of the Company and of the current state of any negotiations with any trade union staff association or other organisation formed for a similar purpose which might affect the terms and conditions of employment of any employees are set out in the Disclosure Letter.

         (i)      INCENTIVE SCHEMES

                  The Company does not have in existence nor is it proposing to introduce any share incentive, share option, profit sharing, bonus or other incentive scheme for any of its officers or employees.

         (j)      TRAINING

                  There is no training scheme, arrangement or proposal in existence at the date of this Agreement in relation to the Company.

14.      LIABILITIES

         (a)      INDEBTEDNESS

                  Except as disclosed in the Accounts or in the Disclosure Letter, the Company does not have outstanding nor has it agreed to create or incur any loan capital, borrowing or indebtedness in the nature of borrowing, including, without limitation, any bank overdrafts, liabilities under acceptances or acceptance credits.

         (b)      GUARANTEES AND INDEMNITIES

                  (i) The Company is not a party to nor has any material liability (including, without limitation, any contingent liability) under any guarantee,

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

                           indemnity, bond, facility or other agreement to secure, or otherwise incur financial or other obligations with respect to, an obligation of a third party.

                  (ii) None of the loan capital, borrowings or indebtedness in the nature of borrowing of the Company is dependent on the guarantee or indemnity of, or any security provided by, a third party (including another Company).

         (c)      EVENTS OF DEFAULT

                  No event has occurred or been alleged which:

                  (i) constitutes an event of default, or otherwise gives rise to an obligation to repay, under any agreement relating to borrowing or indebtedness in the nature of borrowing or which would lead to any Encumbrance constituted or created in connection with any borrowing or indebtedness in the nature of borrowing, guarantee or indemnity, or which would lead to any other obligation of the Company, becoming enforceable;

                  (ii) would constitute such an event of default or would lead to such security or obligation becoming enforceable with the giving of notice or lapse of time or both; or

                  (iii) would, or would be likely to, give rise to an obligation for the Company to repay any monetary compensatory amounts, export refunds, intervention payments or other like subsidies.

         (d)      GRANTS

                  (i) The Company is not under any liability to repay any investment or other grant or subsidy made to it by any body; no circumstances have arisen in which any such body would or might be entitled to require repayment of, or refuse an application by the Company for, any such grant or subsidy either in whole or in part and neither the execution nor performance of this Agreement will constitute such circumstances.

                  (ii) Full particulars of all agreements, claims, leases and other arrangements between the Company and any other grant body are set out in the Disclosure Letter.

         (e)      BORROWINGS

                  (i) Full and accurate details of all loan, overdraft and other financial facilities available to the Company are set out in the Disclosure Letter and neither the Seller nor the Company have done anything to prejudice them.

                  (ii) The total amount borrowed by the Company from each of its bankers does not exceed its respective overdraft facility limits.

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

                  (iii) The total amount borrowed by the Company does not exceed any limitation on the Company's borrowing powers contained in its Articles of Association or in any debenture or other deed or document or agreement binding it.

                  (iv) The Company has no outstanding (nor has it agreed to create or issue) any loan capital nor has it factored any of its debts or engaged in financing of a type which would not require to be shown or reflected in the Accounts nor borrowed any money which it has not repaid save for borrowings not exceeding the amounts shown in the Accounts.

                  (v) The Company has not since the Last Accounting Date repaid or become liable to repay any loan or indebtedness in advance of its stated date of maturity.

         (f)      LOAN FACILITIES

                  The Company will not at Completion have any outstanding liability or obligation under any debentures, acceptance credits, overdrafts, loan or other financial facilities outstanding or available to the Company prior to Completion.

         (g)      BANK ACCOUNTS

                  The Company does not have any bank accounts save as disclosed in the Disclosure Letter.

15.      INSOLVENCY

         (a)      NO ORDER

                  No order has been made or petition presented or resolution passed for the winding up or dissolution of the Company or for the appointment of a liquidator or examiner to the Company.

         (b)      NO RECEIVER

                  No receiver has been appointed by any person over the whole or any part of the business or assets of the Company.

         (c)      NOT INSOLVENT

                  The Company is not insolvent nor unable to pay its debts.

         (d)      PAYMENT OF DEBTS

                  The Company has not stopped paying its debts as they fall due.

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

         (e)      NO DISTRESS ETC.

                  No distress, execution, sequestration or other process has been levied in respect of any of the assets of the Company.

         (f)      COMPOSITION OR SCHEMES ETC.

                  No composition in satisfaction of the debts of the Company, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors or members or any class of its creditors or members, has been proposed, sanctioned or approved.

         (g)      CRYSTALLISATION OF CHARGES

                  There are no fixed or floating charges outstanding or registered against the Company or any of its assets.

         (h)      RIGHTS OF THIRD PARTIES

                  In relation to any property or assets held by each of the Company under any hire purchase, conditional sale, chattel leasing, retention of title agreement or otherwise belonging to a third party, to the Seller's knowledge no event has occurred which entitles, or which upon intervention or notice by the third party may entitle, the third party to repossess the property or assets concerning or terminate the agreement or any licence in respect of the same.

         (i)      NOTICES RECEIVED

                  No notices from the Revenue Commissioners under section 1001 of the TCA, nor any notices in a relevant jurisdiction of a similar or analogous effect, have been received by any director of the Company.

         (j)      STATUTORY DEMAND

                  No 21-day notices or other statutory demand whether under
                  section 214 of the 1963 Act or otherwise has been received by the Company in any relevant jurisdiction.

16.      COMPETITION

         (a)      GENERAL

                  There is not in existence in connection with the business of the Company any agreement, arrangement or practice which infringes or which has or should have been registered under the Restrictive Practices Act, 1972 to 1987 (as amended) or which infringes or which has or should have been notified to the Minister for Trade, Enterprise and Employment, the Competition Authority and/or European

                  Commission under the Mergers, Takeovers and Monopolies (Control) Act, 1978 (as amended), the Competition Act, 1991 (as amended) and/or Articles 81 or 82 of the Treaty of Rome (or any regulations or directive made thereunder).

         (b)      UNDERTAKINGS AND ORDERS

                  The Company has not given any undertaking or written assurance (whether legally binding or not) to any governmental authority or any authority of the European Communities under the Treaty of Rome or any other statute or legal instrument of Ireland or any other country and the Company is not affected by any order or regulations made by the Competition Authority or by any decision made by the Commission of the European Communities.

         (c)      INVESTIGATIONS

                  The Company has not received any process notice or communication formal or informal by or on behalf of the Ombudsman, the Director of Consumer Affairs, the Competition Authority or the European Commission, or any competition or governmental authority of Ireland or any other country, relating to any aspect of the business of the Company, nor to the Seller's knowledge has any agreement, arrangement or conduct (whether by omission or otherwise) of the Company been the subject of an investigation, report or decision by any of the previously named people or bodies.

         (d)      IRISH COMPETITION LAW

                  (i) The Company is not nor has been a party to, or engaged in, any agreement, arrangement, decision, concerted practice or activity which was prohibited by section 4(1) of the Competition Act, 1991, or which is prohibited by section 4(1) of the Competition Act, 2002.

                  (ii) The Company has not made any notification to the Competition Authority requesting a licence pursuant to section 4(2) of the Competition Act, 1991 or a certificate pursuant to section 4(4) of the Competition Act, 1991.

                  (iii) The Company has not committed, contrary to section 5 of the Competition Act, 1991, or section 5 of the Competition Act, 2002, any abuse, either alone or jointly with any other undertaking, of a dominant position within the State or a substantial part of the State.

                  (iv) An authorised officer appointed pursuant to section 20 of the Competition Act, 1991 or pursuant to section 45 of the Competition Act, 2002 has not entered and inspected any premises at or vehicles in or by means of which the Company carries on business nor required the Company nor any person employed in connection with the Business to produce any books, documents or records and has not inspected, copied or taken extracts from any such books, documents and records nor required the Company nor any person to provide any information in regard to entries in such books, documents and records or in regard to the Company or its business or in regard to the persons employed in connection therewith.

                  (v) No petition has been presented by a person pursuant to section 6(1) of the Competition Act, 1991 or pursuant to section 14 of the Competition Act, 2002 for an injunction or declaration or damages including exemplary damages in relation to any agreement decision, concerted practice or action in which the Company is or has been involved nor has any such injunction or declaration or damages been granted.

                  (vi) No petition has been presented by the Minister pursuant to section 6(4) of the Competition Act, 1991 for an injunction or declaration in relation to any agreement, decision, concerted practice or action in which the Company is or has been involved nor has any such injunction or declaration been granted.

                  (vii) No proceedings have been issued to the company, director, manager or other officer or employee of the Company pursuant to section 8 of the Competition Act, 2002 in relation to any agreement, decision or action in which the Company or any director, manager or other officer or employee of the Company is or has been involved and no director, manager or other officer or employee of the Company has been convicted of an offence under section 8.

                  (viii) No investigation has been carried out by the Competition Authority pursuant to section 14 of the Competition Act, 1991 as to whether, in the opinion of the Authority, the Company is in a dominant position and, it is, whether the dominant position is being abused and the Minister has not made an order pursuant to section 14(3) of the Competition Act, 1991 either (a) prohibiting the continuance of a dominant position enjoyed by the Company except on conditions specified in the order or (b) requiring the adjustment of the dominant position.

                  (ix) The Competition Authority has not pursuant to its powers under section 7 of the Schedule to the Competition Act, 1991 or pursuant to its powers under section 31 of the Competition Act, 2002, done any of the following in relation to any officer or employee of the Company:

                           (A) summoned one or more of them as a witness to attending before the Authority;

                           (B) examined on oath any such person or persons summonsed to attend before the Authority;

                           (C)      required any such person or persons
                                    summonsed to appear as a witness before the Authority to produce to the Authority any document in the power or control of any such person or persons.

         (e)      MERGERS CONTROL

                  (i) Save in respect of the present transaction no order has been made under the Mergers Act which directly or indirectly affects the business of the Company.

                  (ii) In relation to every merger or take-over in which the Company was involved prior to the date of this Agreement and to which the Mergers Act applied, the Minister has issued a statement in writing prior to completion of the merger or take-over concerned stating that he had decided not to make an order under section 9 of the Mergers Act in relation to the proposed merger or takeover.

                  (iii) The Minister has not referred any proposed merger or take-over in which the Company is involved and to which the Mergers Act applies to the Competition Authority for investigation pursuant to section 7(b) of the Mergers Act.

                  (iv) The Company has not been the object of a report of the Competition Authority under section 8(1) of the Mergers Act stating whether, in the opinion of the Authority, a proposed merger or takeover would be likely to prevent or restrict competition or restrain trade in any goods or services and would be likely to operate against the common good.

                  (v) Since 3rd July, 1978 the Company has not been a party to any transaction notifiable pursuant to section 5 of the Mergers Act.

                  (vi) Since 1st January, 2003, in relation to every merger or acquisition in which the Company was involved prior to the date of this Agreement and to which the Competition Act, 2002 required a notification, or a notification has been made, the Competition Authority has determined that the merger or acquisition could be put into effect and any such merger or acquisition has been put into effect within one year of that determination.

                  (vii) Since 1st January, 2003, in relation to every merger or acquisition which the Company was involved, the Competition Authority has not carried out a full investigation under Section 22 of the Competition Act, 2002.

                  (viii) Since 1st January, 2003, in relation to every merger or acquisition in which the Company was involved, the Competition Authority has not determined that the merger or acquisition could be put into effect only subject to conditions specified by it.

                  (ix) Since 1st January, 2003, in relation to every merger or acquisition in which the Company was involved, the Company has not offered proposals to the Competition Authority under Section 20(3) which have become binding commitments on the Company.

         (f)      CONCENTRATIONS WITH A COMMUNITY DIMENSION

                  The Company is not nor has been involved prior to or at the date of this Agreement in any arrangement or transaction or agreement which is or was a concentration with a community dimension within the meaning of Council Regulation (EEC) No. 4064/89 of 21st December 1989 on the control of concentrations between undertakings (the "MERGER CONTROL REGULATION") and the Company is not nor has been involved prior to or at the date of this Agreement in any arrangement or transaction or agreement which at the request of a Member State has been the subject of findings or decisions of the Commission of the European Communities pursuant to Article 22 of the Merger Control Regulation.

         (g)      STATE AID

                  The Company has never received, nor is the Company proposing to receive, any aid (as that term is understood for the purposes of Articles 87 to 89 of the Treaty of Rome) from a Member State of the European community or from State resources.

17.      PENSIONS AND OTHER BENEFITS

         (a) For the purposes of the Warranties in paragraph 16, "APPROVED" means exempt approved by the Revenue Commissioners for the purposes of Section 774 of TCA and reference to "APPROVAL" shall be construed accordingly;

         (b) There are not in operation, and no proposal has been announced to enter into or establish, any agreement, arrangement, custom or practice (whether legally enforceable or not or whether or not Approved) for the payment of, or payment of any contributions towards, any pensions, allowances, lump sum or other like benefits or retirement, death, termination of employment (whether voluntary or not) or during periods of sickness or disablement, for the benefit of any employee or officer or former employee or officer of the Company or for the benefit of the dependants of any of them.

         (c) The Company has no obligation in respect of any past or present employee or officer or any dependant or beneficiary or any of them other than under the documents referred to in the Disclosure Letter which documents contain full and accurate details of all benefits payable by the Company.

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

18.      LITIGATION AND COMPLIANCE WITH LAW

         (a)      LITIGATION

                  (i) Neither the Company nor any person for whose acts or defaults the Company is vicariously liable is involved, or has at any time been involved, in any civil, criminal, arbitration or other proceedings and no civil, criminal, arbitration or other proceedings are pending, or to the Seller's knowledge threatened, by or against the Company or any person for whose acts or defaults the Company may be vicariously liable.

                  (ii) To the Seller's knowledge, no fact or circumstance exists which is likely to give rise to any civil, criminal, arbitration or other proceedings involving the Company or any person for whose acts or defaults the Company is vicariously liable.

                  (iii) There is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator or governmental agency against the Company or any person for whose acts or defaults the Company is vicariously liable.

         (b)      COMPLIANCE WITH LAW

                  The Company has conducted its business in all material respects in accordance with all applicable legal requirements in Ireland and elsewhere.

         (c)      INVESTIGATIONS

                  Neither the Seller nor the Company has received any notice of any governmental or other investigations or enquiries or disciplinary proceedings concerning the Company, and to the Seller's knowledge is aware none are pending or threatened.

         (d)      DIRECTORS AND OTHER OFFICERS

                  (i) None of the persons who at present is, or who at any time within the last three years was, a director or officer of the Company is, or at any material time was, ineligible to be a director by reason of the Companies Acts, 1963 to 2003.

                  (ii) None of the directors or other officers of the Company has been declared by a court to be a person to whom chapter I of part IV of the 1990 Act applies, nor has any person been or is an auditor, director or other officer in any way, whether directly or indirectly, concerned or taken part in the promotion, formation or management of the Company in breach of
                           Section 160 of the 1990 Act.

                  (iii) the only directors and other officers of the Company are the persons whose names are listed in Schedule 2 and no person is or has been a shadow director (within the meaning of section 27 of the 1990 Act) of the Company.

         (e)      GENERAL

                  (i) All appropriate returns and all relevant information have been supplied by the Company to the Revenue Commissioners, the Department of Health, the Department of Social Welfare, the Department of Enterprise and Employment and all other relevant governmental, regulatory, municipal and local authorities (in any country of the world) in connection with the business of the Company and the same were and are complete true and accurate in all material respects.

                  (ii) Full details of all present negotiations with and investigations and enquiries by any of the public authorities referred to in the immediately preceding paragraph concerning any material liability (or alleged liability) actual or contingent of or any material act or omission of the Company (or any officer, employee or agent of the Company in such capacity) have been disclosed to the Buyer and in respect of all such negotiations, investigations and enquiries full and frank disclosure of all material facts was made to such public authorities concerned and all information supplied to them was true and accurate in all respects and there were and are no circumstances which would render any such information inaccurate untrue or misleading in any respect.

19.      CONSTITUTION, REGISTERS AND RETURNS

         (a)      CONSTITUTION

                  The Company has at all times carried on its business and affairs in all material respects in accordance with its memorandum and articles of association or other relevant organisational and governance document for the time being and the copy of the memorandum and articles of association or other relevant organisational and governance document of the Company delivered by the Seller to the Buyer is true and complete and, in the case of such memorandum and articles of association, has embodied therein or annexed thereto a copy of every such resolution as is referred to in sections 143(2) of the Companies Act, 1963.

         (b)      REGISTERS, MINUTE BOOKS AND STATUTORY BOOKS

                  All registers, minute books and other statutory books required to be kept by the Company pursuant to the Companies Acts, 1963 to 2001 have been properly kept, contain a true, complete and accurate record of the matters with which they

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                  should deal and no notice or allegation has been received that any of them is incorrect or should be rectified.

         (c)      OTHER RECORDS

                  (i) The Company has maintained proper records of its activities including all requisite books of account (reflecting in accordance with generally accepted accounting principles all the financial transactions of the Company or to which it has been a party), minute books, registers and records, all of which are up-to-date, complete and accurate in all material respects and these and all other deeds and documents (properly stamped where necessary) belonging to the Company and its seals are and at Completion will be in the possession of the Company.

                  (ii) The Company has not nor will, pending Completion, have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerised or not) which (including all means of access thereto and therefrom and use thereof) are not under the exclusive ownership and direct control of the Company.

                  (iii) There has been no breach of any service or maintenance contract relevant to any such electronic, mechanical or photographic process or equipment of or used by the Company whereby any person or body providing services or maintenance thereunder may have the right to terminate such service or maintenance contract.

         (d)      RETURNS

                  All returns, particulars, resolutions and other documents required to be delivered by the Company to the Companies Registration Office including, without limitation, in respect of all charges granted by the Company, relevant companies registers or any governmental authority have been in all material aspects properly and correctly prepared and so delivered.

         (e)      POWERS OF ATTORNEY AND AUTHORITIES

                  There is no power of attorney given by the Company in force and no outstanding authority by which any person may enter into any agreement, arrangement or obligation to do anything on behalf of the Company (other than any authority of its employees and directors to enter into agreements in the ordinary and usual course of their duties).

         (f)      COMPLIANCE WITH 1990 ACT

                  The Company has not;

                  (i) has had its affairs investigated pursuant to section 7, 8 or 9 of the 1990 Act, nor has there been any investigation of the ownership of the shares of any of the Company pursuant to section 14 or request pursuant to section 15 of the 1990 Act, nor has there been a direction made under section 16 of the 1990 Act nor an investigation pursuant to section 66 of the 1990 Act;

                  (ii) has entered into any arrangement in breach of section 28 or 29 of the 1990 Act;

                  (iii) has made any loans or quasi-loans (within the meaning of section 25 of the 1990 Act), entered into any credit transactions as creditor or entered into any guarantee or indemnity or provided any security in connection with a loan, quasi-loan or credit transaction in breach of section 31 of the 1990 Act;

                  (iv)     been related to any other company for the purpose of
                           section 140 of the 1990 Act and is not and will not at any time be liable to be subject to an order made under that section by virtue of any act (whether of commission or omission) that occurred prior to Completion;

                  (v)      had a notice served on it by its auditors pursuant to
                           section 185 or 194 of the 1990 Act;

                  (vi) been struck off and subsequently restored to the register pursuant to section 311A of the 1963 Act;

                  (vii) entered into any transaction or arrangement particulars whereof would, pursuant to section 41 of the 1990 Act, require to be contained in the accounts; or

                  (viii) purchased or redeemed its own shares or those of its holding company or created treasury shares pursuant to part XI of the 1990 Act.

         (g)      COMPLIANCE WITH 1999 NO. 2 ACT

                  (i) Part III of the 1999 No. 2 Act does not apply to the Company.

                  (ii) The Company has at least one director who is resident in the State or has complied with the provisions of section 43 and 44 of the 1999 No. 2 Act.

                  (iii) No director of the Company is a director of more than 25 companies.

                  (iv) The Company has not received a registered letter from the registrar of companies requiring the submission of all outstanding annual returns.

                  (v) The Company has not had a notice relating to it pursuant to Section 46 of the 1999 No. 2 Act published in Iris Oifigiuil with a view to striking the name of the Company off the register and dissolving the Company.

         (h)      COMPLIANCE WITH 2001 ACT

                  (i) All directors and the company secretaries of the Company have complied in all respects with the provisions of Section 100 of the 2001 Act.

                  (ii) All annual reports of the directors of the Company include a statement of measures taken by the directors to secure compliance with the requirement for the keeping of proper books and accounts and the location of those books.

                  (iii) The Company has not had a period of more than nine months between the year end and the date of the annual return for that company.

                  (iv) The Company and its officers have carried on its business in accordance with the 2001 Act and to the Seller's knowledge there are no circumstances which might given rise to any notice, enquiry, investigation or proceedings by the Office of the Director of Corporate Enforcement against the Company or its officers and no such action has been taken against the Company or its officers to date.

20.      BROKERAGE OR COMMISSIONS

         No one is entitled to receive from the Company any finder's fee brokerage or commission in connection with this Agreement or anything contained in it.

21.      GENERAL

         (a) No sums are owing by the Company to its auditors, solicitors or other professional advisers except in the ordinary course of business.

         (b) There are no loans owing to the Company by any of its directors.

         (c) Neither the Company nor any of its officers, employees or agents nor other person acting on its behalf has ever directly or indirectly given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder its business or assist it in connection with any actual or proposed transaction which would breach any applicable law or regulatory requirements.

         (d) Except as disclosed in the Disclosure Letter the Company is not a member of any trade association and in respect of any trade associations which have been disclosed has complied with all its obligations as a member thereof and all codes of practice promulgated by such association.

                                   SCHEDULE 3A

                               BUYER'S WARRANTIES

1.       POWER AND AUTHORITY

         The Buyer has the legal right and full power and authority to execute and deliver, and to exercise its rights and perform its obligations under this Agreement and all the documents which are to be executed at Completion.

2.       BINDING AGREEMENTS

         This Agreement constitutes, and the documents which are to be executed at Completion when executed will constitute, valid and binding agreements of the Buyer enforceable in accordance with their respective terms.

                                   SCHEDULE 4

                                    PROPERTY

1. ALL THAT AND THOSE Unit Number 4 Oak Court, Western Business Park, Naas Road, Co. Dublin held under a lease dated 8th November, 2000 by and between Peter Lyons and the Company.

2. ALL THAT AND THOSE Unit Number 5 Oak Court, Western Business Park, Naas Road, Co. Dublin held under a lease dated 8th November, 2000 by and between Peter Lyons and the Company.

3. ALL THAT AND THOSE Unit Number 6 Oak Court, Western Business Park, Naas Road, Co. Dublin held under a lease dated 4th June, 1998 by and between Peter Lyons, Brightpoint Inc. and the Company.

                                       83
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                                   SCHEDULE 5

                       DUE DILIGENCE DOCUMENT DELIVERY LOG

                                   SCHEDULE 6

                       PRO FORMA COMPLETION BALANCE SHEET

                                   SCHEDULE 7

                                NEXTEL INVENTORY

Signed by /s/ Steven E. Fivel
          -------------------
for and on behalf of BRIGHTPOINT
HOLDINGS B.V. in the presence of:

Signature of witness: /s/ Joseph F. DeGroff
                      ---------------------

Name: Joseph F. DeGroff

Address: Ice Miller
         One American Square Suite 3400
         Indianapolis, IN  USA

Occupation: Counsel

Signed by /s/ Barry Napier
          ----------------
for and on behalf of CELTIC TELECOM
CONSULTANTS LIMITED
in the presence of:

Signature of witness: /s/ Jonathan Sheehan
                      --------------------
Name: Jonathon Sheehan.

Address: Earlsfort Centre
         Earlsfort TCE D2

Occupation: Solicitor